UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

BARNES GROUP INC.

(Name of Registrant as Specified In Its Charter)

BARNES GROUP INC.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notes:

Reg. (S) 240.14a-101.

SEC 1913 (3-99)

April 8, 2009

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 7, 2009

You are invited to attend the Annual Meeting of Stockholders of Barnes Group Inc. which will be held at the Hartford Marriott Downtown Hotel, 200 Columbus Boulevard, Hartford, Connecticut 06103, at 11:00 a.m. on Thursday, May 7, 2009, for the following purposes:

1.	To elect four directors for a three-year term;

2.	To ratify the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2009; and

3.	To transact any other business that lawfully may come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on March 10, 2009 will be entitled to vote at the meeting.

Your vote is important. Please VOTE AS SOON AS POSSIBLE USING THE TELEPHONE OR INTERNET as described in the enclosed proxy card or, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, whether or not you plan to attend the meeting.

Signe S. Gates

Secretary

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

MAY 7, 2009

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Barnes Group Inc., which is referred to in this proxy statement as the “Company,” of proxies to be voted at the Annual Meeting of Stockholders to be held on May 7, 2009 and at any adjournment thereof. A stockholder who votes by proxy using the telephone or the Internet as described in the proxy card, or signs and returns a proxy card in the accompanying form, may revoke it by notifying the Secretary of the meeting in person or in writing (including by delivery of a later dated proxy) at any time before it is voted. This proxy statement and the enclosed form of proxy are being sent to stockholders on or about April  8, 2009.

ELECTION OF DIRECTORS (Proxy Proposal 1)

The Board of Directors Recommends a Vote “For” All Nominees.

Four directors are nominated for re-election to the Board of Directors for a three-year term (unless any of them earlier dies, resigns, retires or is removed, as provided in the Company’s By-laws). Thomas J. Albani, Thomas O. Barnes, Gary G. Benanav, and Mylle H. Mangum are nominated for re-election to the Board of Directors for terms expiring at the Annual Meeting of Stockholders in 2012. Directors are elected by a plurality of the votes cast. Proxies may be voted only for the number of nominees named by the Board of Directors.

Pertinent information concerning the nominees for re-election as directors and the six directors whose terms continue after the meeting is set forth below. Each director has been associated with his or her present organization for at least the past five years unless otherwise noted. None of the organizations listed as business affiliates of the directors is a subsidiary or other affiliate of the Company.

Nominees for Re-election

Term expiring in 2009

Thomas J Albani

Director since 2008

Current term expires 2009

Mr. Albani, 66, retired from Electrolux Corporation in May 1998 where he served as the Chief Executive Officer for seven years and as a member of the Board of Directors. He is a member of the Finance Committee and the Compensation and Management Development Committee of the Company’s Board of Directors. He is a director of Select Comfort Corporation.

Thomas O. Barnes

Director since 1978

Current term expires 2009

Mr. Barnes, 60, is Chairman of the Board of Directors and an employee of the Company. He is an ex officio, non-voting member of the Executive Committee of the Company’s Board of Directors. He is a director of New England Bank Shares.

Gary G. Benanav

Director since 1994

Current term expires 2009

Mr. Benanav, 63, retired in March 2005 from New York Life International, LLC where he was the Chief Executive Officer, and the Vice Chairman and a Director of New York Life Insurance Company. He is Chairperson of the Compensation and Management Development Committee, and a member of the Audit Committee and the Corporate Governance Committee of the Company’s Board of Directors. He is a director of Express Scripts, Inc., a full-service pharmacy benefit management company.

Mylle H. Mangum

Director since 2002

Current term expires 2009

Ms. Mangum, 60, is the Chief Executive Officer of IBT Enterprises, LLC, a leading provider of branch banking solutions. She was formerly the Chief Executive Officer of True Marketing Services, focusing on consolidating marketing services companies. She is Chairperson of the Audit Committee, and a member of the Corporate Governance Committee and the Finance Committee of the Company’s Board of Directors. From 1999 to 2002, she was the Chief Executive Officer of MMS, a private equity company involved in developing and implementing marketing and loyalty programs in high-tech environments. She is a director of Payless ShoeSource, Inc., Haverty Furniture Companies, Inc., and Emageon Inc.

Continuing Directors

Term expiring in 2010

John W. Alden

Director since 2000

Current term expires 2010

Mr. Alden, 67, retired as Vice Chairman, United Parcel Service of America, Inc. in 2000. He is Chairperson of the Corporate Governance Committee, and a member of the Finance Committee and the Compensation and Management Development Committee of the Company’s Board of Directors. From 1988 until his retirement, he served as a director of United Parcel Service. He is a director of Silgan Holdings Inc., The Dun & Bradstreet Corporation and Arkansas Best Corporation.

George T. Carpenter

Director since 1985

Current term expires 2010

Mr. Carpenter, 68, is President and a director of The S. Carpenter Construction Company, which is involved in general contracting, and The Carpenter Realty Company, which is involved in real estate management. He is a member of the Finance Committee, the Executive Committee, the Compensation and Management Development Committee, and the Corporate Governance Committee of the Company’s Board of Directors.

Frank E. Grzelecki

Director since 1997

Current term expires 2010

Mr. Grzelecki, 71, is retired from Handy & Harman, a diversified industrial manufacturing company, where he last was a Director and Vice Chairman in 1998. He is a member of the Compensation and Management Development Committee, the Executive Committee, and the Audit Committee of the Company’s Board of Directors. Mr. Grzelecki is a trustee of The Phoenix Edge Series Fund.

William J. Morgan

Director since 2006

Current term expires 2010

Mr. Morgan, 62, is a retired partner of the accounting firm KPMG LLP where he served clients in the industrial and consumer market practices. He is currently a consultant to KPMG LLP’s Leadership Development Group and is Dean of KPMG’s Chairman’s 25 Leadership Development Program. He is a member of the Audit Committee and the Finance Committee of the Company’s Board of Directors. From 2004 until 2006, he was the Chairman of KPMG LLP’s Audit Quality Council and, from 2002 until 2006, he was a member of its Independence Disciplinary Committee. He previously served as the Managing Partner of the Stamford, Connecticut office, and a member of the Board of Directors for KPMG LLP and KPMG Americas. Mr. Morgan is a director of PGT, Inc.

Term expiring in 2011

William S. Bristow, Jr.

Director since 1978

Current term expires 2011

Mr. Bristow, 55, is President of W.S. Bristow & Associates, Inc., which is engaged in small business development. He is Chairperson of the Executive Committee, and a member of the Finance Committee and the Audit Committee of the Company’s Board of Directors.

Gregory F. Milzcik

Director since 2006

Current term expires 2011

Mr. Milzcik, 49, became President and Chief Executive Officer of the Company in October 2006. He is an ex officio, non-voting member of the Executive Committee of the Company’s Board of Directors. He joined the Company in June 1999 as Vice President, Barnes Group Inc. and President, Barnes Aerospace. He was appointed President, Barnes Industrial (formerly Associated Spring) in November 2004 and Executive Vice President and Chief Operating Officer of the Company in February 2006. He is a director of IDEX Corporation.

RETIRING DIRECTOR

Mr. Donald W. Griffin, who has served as a director since 2001, will be retiring from the Board of Directors as of the date of the 2009 Annual Meeting of Stockholders.

Donald W. Griffin

Director since 2001

Current term expires 2009

Mr. Griffin, 72, retired as Chairman of the Board of Directors of Olin Corporation, a position that he held from 1996 until April 2003. He is Chairperson of the Finance Committee, and a member of the Audit Committee and the Compensation and Management Development Committee of the Company’s Board of Directors. He was also President and Chief Executive Officer of Olin from 1996 through 2001.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Executive Compensation Objectives

The overarching objective of the Company’s executive compensation philosophy is to support the achievement of our strategic business objectives of building lasting value through consistent, sustainable and predictable results that increase stockholder wealth. We have structured our executive compensation program to:

•	Provide appropriate incentives for our executive team by linking their significant short- and long-term compensation opportunities to Company performance and total stockholder return;

•	Emphasize the performance measures on which our executive officers need to focus to increase stockholder value;

•	Build a strong cohesive executive team by basing incentive compensation on achievement of group and enterprise goals;

•	Reward executives who contribute meaningfully to achieving our strategic objectives;

•	Encourage executives to hold a significant equity investment in our Company throughout their tenure with us so that they manage the business from the perspective of stockholders;

•	Attract highly qualified and motivated executives by offering balanced, competitive compensation arrangements;

•	Retain valuable executives by setting clear goals, providing meaningful, substantial and multi-faceted rewards and ensuring that total compensation is attractive and competitive;

•	Maximize the tax effectiveness of the total compensation and benefits package to the extent practicable; and

•	Minimize potentially adverse accounting consequences while ensuring full and uncompromised compliance with generally accepted accounting principles.

This discussion focuses on the compensation paid to the executive officers named in the Summary Compensation Table beginning on page 21. The compensation programs described also apply broadly to other officers and management personnel at the Company, with changes as appropriate at different levels within the organization and different types of positions.

The Company believes that compensation paid to executives should be closely aligned with the Company’s performance on both a short-term and a long-term basis. Accordingly, a significant portion of the compensation opportunity under the Company’s executive compensation program is directly related to stock performance and other factors that directly or indirectly influence stockholder value. If the Company’s results exceed our performance targets, the executives have an opportunity to realize significant additional compensation. If the business results do not meet pre-established threshold performance goals, or if the stock price does not appreciate, the executives have significant downside risk, including the elimination of realized value under certain programs.

Executive Compensation Opportunities, Generally

The Company aims to provide our executives with the opportunity to earn total direct compensation (total annual salary plus short-term incentives plus the fair market value of long-term incentives at date of grant, with a theoretical fair market value for stock options determined using the binomial valuation method applied consistently with the Company’s practice) that falls between the market median and, upon achieving superior performance, the 75th percentile of the total direct compensation paid to executives holding equivalent positions at a defined peer group of companies, which is referred to in this proxy statement as the “Peer Group,” and for other companies with which the Company competes for talent.

Management initially recommends the Peer Group to the Board’s Compensation and Management Development Committee, which is referred to in this proxy statement as the “Compensation Committee.” Management creates its recommendation by reviewing for consistency with the Company, the financial performance, ownership structure, and overall compensation philosophy of companies that the Company considers to be competitors in one or more of the Company’s businesses. Annually, Frederic W. Cook & Co., Inc., a compensation consulting firm retained by management, reviews the relative size and financial performance of the Peer Group as compared to the Company, and provides its views on the ongoing appropriateness of the group.

As part of making determinations with respect to the Peer Group, the Compensation Committee periodically will request a separate evaluation of the Peer Group by Mercer Consulting, a compensation consulting firm retained directly by, and whose fees are negotiated directly with, the Compensation Committee to assist in its oversight of our executive compensation programs. This second objective review helps ensure the Peer Group’s ongoing relevance with respect to compensation decisions.

The following companies comprised the Peer Group used in the comparative review of 2008 and 2007 compensation:

AAR Corp.

Airgas Inc.

Alliant Techsystems Inc.

Ametek Inc.

Applied Industrial Technologies Inc.

BorgWarner Inc.

Carpenter Technology Corp.

Crane Co.

Esterline Technologies Corp.

Hexcel Corp.

Kaman Corp.

Modine Manufacturing Co.

Moog Inc.

Mueller Industries Inc.

Pall Corp.

Stanley Works

Tenneco Inc.

Terex Corp.

Valmont Industries Inc.

Watsco Inc.

WESCO International Inc.

Periodically, management and the Compensation Committee re-examine the Peer Group companies to ensure that the same conditions that resulted in their selection continue to be present and relevant. Management may recommend and the Compensation Committee may supplement the Peer Group with additional peer companies or replace current Peer Group companies with other companies, following significant changes in ownership, size, business structure or strategic business direction of a Peer Group company. Management provides the Compensation Committee and the external compensation consultants with the rationale for potentially altering the composition of the Peer Group, and information to understand the potential impact of the changes. The Compensation Committee must approve any changes to the Peer Group.

Individual Executive Compensation Opportunities

Key factors considered in setting an individual executive’s compensation opportunities include:

•

The leadership demonstrated to create and promote a day-to-day working environment of unwavering integrity, compliance with applicable laws and the Company’s ethics policies, and global responsibility;

•	The desire to retain key executives capable of driving achievement of the Company’s strategic objectives;

•	The nature and complexity of the executive officer’s role (including any recent promotion or change in responsibility or “impact” as a member of management);

•	The effectiveness of the strategies being used to increase enduring stockholder value;

•	Market conditions or trends related to compensation and executive talent; and

•	The legal, accounting and tax implications of awards.

Our Company-wide performance assessment and development program is composed of two components: a self-evaluation and, for each officer other than the Chief Executive Officer, an evaluation by the Chief Executive Officer. The Compensation Committee completes an evaluation of the Chief Executive Officer’s performance. The Chairman of the Board of Directors and the Chairman of the Compensation Committee provide the Chief Executive Officer with an oral summary of the evaluation along with certain written comments provided by the members of the Board of Directors. These evaluations involve both objective factors (e.g., financial results) and subjective factors (e.g., leadership qualities). The evaluations are reviewed by the Compensation Committee, along with other factors as it deems appropriate, in making its determinations as to whether an adjustment to the executive’s current grade/position is necessary, and what actions or adjustments are appropriate with respect to the individual’s total compensation opportunity.

Based on compilations of competitive compensation data by Frederic W. Cook & Co., Inc. in December of 2008, the 2008 projected total direct compensation (2008 salary, 2007 bonus paid in 2008, and 2008 equity awards) for all executives fell, in the aggregate, between the market median and 75th percentile of the total direct compensation provided to executives holding equivalent positions at Peer Group companies and industrial companies of comparable size and complexity. Frederic W. Cook & Co., Inc. found that, consistent with the Company’s targeted competitive positioning (i.e., median to 75th percentile of competitive practice), projected total direct compensation for our executives, excluding the Chief Executive Officer, approximated the 75th percentile in the aggregate.

For a discussion of competitive compensation data compiled with respect to Mr. Milzcik and the Compensation Committee’s use of such information, see the section entitled “Compensation of Our Chief Executive Officer” on page 16 of this proxy statement.

Elements of Executive Compensation

Our executive compensation program for our named executive officers is composed of the following elements:

•	Annual cash salary;

•	Annual incentives payable in cash;

•	Long-term equity incentive compensation;

•	Pension, retirement and life insurance programs;

•	Change-in-control and employment termination benefits; and

•	Perquisites and other benefits.

Annual Cash Salary

We believe that any compensation program must have a fixed cash component which supports a reasonable standard of living so that executive officers are prepared to have their incentive compensation at risk. Base salary typically constitutes less than half of total potential executive compensation.

Salaries are reviewed on at least an annual basis, as well as at the time of a promotion or other change in responsibility. In determining the annual salaries of our executive officers, the Compensation Committee looks at a number of factors such as the number of years in the position, the amount, timing and percentage of the last increase, the level of responsibility assumed, past and current performance, the annual salaries of executive officers of the Peer Group and of industrial companies of comparable size and complexity, pay equity within the Company, and an assessment of the marketability and criticality of retention of key executives. Increases usually take effect on April 1st of each year, but will be made at interim dates within the annual cycle if the Compensation Committee deems it appropriate and necessary based on internal and external considerations.

Annual Incentives Payable in Cash

A significant percentage of the annual cash compensation paid to the named executive officers is at risk under the Barnes Group Inc. Performance-Linked Bonus Plan For Selected Executive Officers (the “Bonus Plan”). Award opportunities, determined as a percentage of each executive officer’s base salary, are based on the performance against predetermined objective measures of the Company as a whole or the business unit over which the executive has a direct influence, rather than subjective or individual measures. The Bonus Plan has been approved by the stockholders of the Company and is specifically designed and administered to qualify the annual cash incentive amounts as performance-based compensation and therefore deductible in accordance with the provisions of Internal Revenue Code Section 162(m).

We have chosen to base annual incentive targets on financial measures because they are easily understood and not subjective. We believe that the measures used for annual cash incentives are consistent with our goal of increasing stockholder value. We believe that the potential amounts of the annual incentives act as a significant incentive to reach our performance targets. Further, we believe that blending our annual incentives with our long-term equity awards and stock ownership requirements (described below) helps ensure that executives do not simply cut costs to increase short-term profits.

Except as noted below, in each of 2006, 2007 and 2008, 85% of each executive’s annual incentive award was based on basic earnings per share of the Company in the case of corporate executives, and performance profit after tax (PPAT) of the applicable business unit in the case of executives of our then existing business units (Barnes Aerospace, Barnes Distribution, and Barnes Industrial).

•

Basic earnings per share is used as a measure for the corporate executives because we believe it is a principal driver of stock price appreciation. Basic earnings per share is used rather than diluted earnings per share to overcome a potentially adverse impact from stock price appreciation that could create a disincentive to grow stock price, or increase the earned award if the stock price were to decline.

•

For business unit executives, PPAT is calculated by subtracting from operating profit after tax a charge for the capital employed by the applicable business unit. We use this measure because we believe that it encourages these executives to use capital wisely within their units and to work to lower the Company’s tax rate.

The balance of 15% of each participant’s award was based on corporate revenues for corporate executives and on the applicable business unit revenues for business unit executives.

For 2008, the Compensation Committee used the same bases for annual incentive awards except that it selected operating profit margin as the appropriate metric for executives (and employees) of Barnes Distribution, replacing the metrics of PPAT and revenue on a one-year basis, subject to the attainment of a minimum revenue threshold of $500 million prior to any calculated awards being earned. The Compensation Committee viewed operating profit margin as a key component of 2008 performance, and selected that metric after a review of the business units comprising the Barnes Distribution business unit, and after considering alternative measures.

The award opportunities for 2008 as a percentage of base salary are summarized below.

Position	Performance below the preestablished threshold goal	Performance equal to the preestablished threshold goal*	Performance equal to the preestablished target goal*	Performance equal to or exceeding the preestablished maximum goal
President and Chief Executive Officer	0%	18.75%	75%	225%
Group Presidents and Senior Vice President, Finance and Chief Financial Officer	0%	12.5%	50%	150%
All other Senior Vice Presidents	0%	11.25%	45%	135%
Vice Presidents	0%	8.75%	35%	105%

*	Where performance falls between threshold and target or between target and maximum, the annual incentive percentage is calculated using straight-line interpolation.

The performance targets incorporate objective operational goals that are intended to be challenging at all levels but attainable with increasing difficulty at each level upon achievement of the strategic objectives of the business. For 2008, the Compensation Committee established the performance targets in December 2007 based on a review of our short-term and long-term performance compared to the Peer Group (e.g., our relative growth in both earnings per share and revenue, as well as relative total shareholder return). 2008 performance targets were set as follows:

•	Company revenues:

Threshold: $1.45 billion; Target: $1.52 billion; Maximum: $1.65 billion

•	Company earnings per share (basic):

Threshold: $2.00; Target: $2.35; Maximum: $2.65

•	Barnes Aerospace Group Revenue:

Threshold: $399 million; Target: $450 million; Maximum: $490 million

•	Barnes Aerospace Group PPAT:

Threshold: $20.6 million; Target: $27.4 million; Maximum: $41.9 million

•	Barnes Industrial Group Revenue:

Threshold: $510 million; Target: $528 million; Maximum: $555 million

•	Barnes Industrial Group PPAT:

Threshold: $8.8 million; Target: $13.0 million; Maximum: $18.7 million

•	Barnes Distribution Group Operating Profit Margin (achieving each target also required at least $500 million in revenue for this Group):

Threshold: 6%; Target: 8%; Maximum: 10%

Once year-end results are determined, under the provisions of the Bonus Plan, and in accordance with the provisions of Internal Revenue Code Section 162(m), results achieved are determined by excluding extraordinary, unusual or non-recurring items, discontinued operations, and other items specified in the Bonus Plan. The Compensation Committee then retains the discretion to reduce but not increase the amount of the calculated awards that would otherwise be produced. The Compensation Committee also retains the discretionary right to reduce awards to plan participants, including the right to reduce the award to zero, for any other reason it considers appropriate.

As finally determined by the Compensation Committee, the awards are generally paid in February. The results determined for 2008 versus the performance targets were as follows:

•

The Company’s revenues were below the performance goals while its adjusted (by $.41) basic earnings per share, as calculated under the Plan as described above, of $2.02, were above the threshold performance goal.

•	Barnes Aerospace Group revenues of $408.2 million were above the threshold performance goal, and PPAT of $33.2 million was above the target performance goal.

•	Barnes Industrial Group revenues and its PPAT were below the performance goals. As a result, participants in the Barnes Industrial Group program did not earn an incentive payment.

•

Barnes Distribution Group’s revenues of $504.3 million were above the required threshold minimum level, but operating profit margin was below the performance goals. Participants in the annual incentive program for Barnes Distribution were required to meet the threshold level in both measures in order to earn any payout. As a result, participants in the Barnes Distribution program did not earn an incentive payment. Mr. Dempsey, however, was guaranteed a target award payment when he assumed responsibility for the Distribution unit so that he would not have a disincentive to assume the new role. In addition, Mr. Dempsey was provided with a supplemental annual incentive bonus opportunity for 2008, which was not earned, that consisted of $375,000 payable upon achievement of the target operating profit margin goal and $500,000 upon achievement of the maximum operating profit margin goal.

Accordingly, the amounts shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 21 were paid.

In the fourth quarter of 2008, the Company realigned its organizational structure by aligning its strategic business units into two new reporting segments: Precision Components, and Logistics and Manufacturing Services. This change did not affect the calculation of awards for 2008. For 2009, the annual incentive program is structured as previously except for the change in segments, and, given the importance to the Company to conserve and carefully manage cash in the current difficult economic environment, in place of revenues as a measure for the Company and the two new segments, the Compensation Committee has selected a new performance metric established by the Committee based on the average quarter-end working capital of the Company and the segments in the five-quarter period ending December 31, 2009. For 2009, 80% of each executive’s annual incentive award opportunity is based on basic earnings per share of the Company or PPAT of the applicable segment (excluding from the Logistics and Manufacturing Services segment the Company’s aftermarket revenue sharing programs with General Electric Company under which the Company receives an exclusive right to supply designated aftermarket parts over the life of the related aircraft engine program) and 20% is based on the new working capital metric. These changes to the annual incentive structure will be re-evaluated for 2010 by the Compensation Committee.

Long-Term Equity Incentive Compensation

The long-term incentive opportunities payable in the form of stock options, restricted stock units and performance share awards granted to an executive are potentially the largest component of annual compensation. As noted above, the Company aims to provide our executives with the opportunity to earn total direct compensation (total annual salary plus short-term incentives plus the fair market value of long-term incentives at date of grant, with a theoretical fair market value for stock options determined using the binomial valuation method applied consistently with the Company’s practice) that falls between the market median and 75th percentile of the total direct compensation paid to executives at Peer Group companies, and other companies with which the Company competes for talent.

Based on its determinations of total compensation and its prior determinations of cash compensation for each of the named executive officers, the Compensation Committee determines the value of equity awards to be made. In determining how much of the equity portion of total direct compensation should be in stock options and how much in restricted stock units or other equity for executive officers other than Mr. Milzcik, the Committee receives and reviews a recommendation by management on the structure of the equity component. Generally, factors considered in that review included support for a “pay for performance” culture at the Company, aligning the interests of stockholders and executive officers, past practice, changes in business strategy, competitive practice both generally and within the compensation peer group, and the strategic impact of equity-based compensation (i.e., cost effectiveness, stockholder dilution, executive retention, link to Company performance and total stockholder return). Management’s recommendations are provided to the Committee’s compensation consultant, providing the Committee with the benefit of objective advice prior to acting on the recommendations. For Mr. Milzcik, the Committee independently developed a mix of equity components of total compensation, using all of the information described above, supplemented with materials and advice from its compensation consultant and other materials they viewed as relevant to their decision-making process.

Performance-based equity compensation that is tied to the market price of the stock and/or that is based on our achieving targeted increases in basic earnings per share results in greater gains to the executive when the stock appreciates for all stockholders, and thus rewards stock performance. Service-based awards provide a strong incentive for recipients to remain with the Company through the vesting periods associated with the awards and to focus on long-term results.

We believe that long-term incentives in the form of equity inherently incorporate a higher level of risk than other forms of executive compensation because they are dependent on stock price or stock price appreciation. When coupled with the ownership guidelines described below, equity incentives help to encourage our executive officers to maintain a continuing stake in our long-term success and provide an effective way to tie a substantial percentage of total compensation directly to any increase or decrease in stockholder value.

The types of long-term equity incentive awards currently being used under the terms of the Amended Barnes Group Inc. Stock and Incentive Award Plan, which is referred to in the proxy statement as the “Barnes Group Inc. Stock and Incentive Award Plan,” approved by stockholders in 2004, are summarized below.

•	Stock Options. Stock options give the holder the right to acquire a share of Company stock at a predetermined exercise price. The grant date for options is the date of the Compensation

Committee meeting. However, in the case of “off-cycle” grants, the grant date is either the date of approval by the Compensation Committee or in cases where the Chief Executive Officer has been delegated authority to make such award in accordance with the provisions of the plan, the date of his approval which, in the case of new hires or promotions, is generally within a few business days following the next release of the Company’s earnings. The exercise price of stock options is set at the mean between the highest and lowest sales price per share at which the common stock is traded on the New York Stock Exchange on the date of grant. Under the plan, the Compensation Committee may not reduce the exercise price of an award after its grant.

•

Restricted Stock Units. Restricted stock units entitle the recipient to receive one share of Company common stock, provided the executive is employed over the pre-established restriction period. Restricted stock units have been granted annually since 2001. Service-based restricted stock units are awarded, in particular, to individuals subject to the ownership guidelines discussed below but, as indicated below, are not considered owned under that program until the underlying shares are directly held. Restricted stock units are generally regarded as having the greatest ability to maximize the retention capability of long-term incentives.

The restriction periods on grants of restricted stock units had historically been up to five years in length. However, in 2003 and 2004, we increased the restriction period for officers to seven years and six and one half years, respectively, and added a performance-accelerated receipt feature. Under this feature, the right to obtain the shares under the awards would accelerate if the market value of our common stock appreciated substantially to a predetermined level and remained at or above that level for 30 consecutive trading days. We added this acceleration feature in conjunction with the longer vesting periods to tie that incentive component directly to our ability to generate superior total stockholder returns.

The stock price appreciation goal for the 2003 and 2004 performance-accelerated awards was attained in May 2006 and June 2007, respectively, resulting in the vesting and distribution to the executive of 50% of the shares at that time and the right to receive the remaining 50% of the shares in May 2007 and June 2008, respectively, provided the executive remains employed by the Company through the applicable date. Executives are prohibited from selling vested and distributed shares (net of shares sufficient to pay applicable federal, state and local taxes) for two years following the applicable distribution date, except in the event of involuntary termination without cause, death, disability or a change in control.

Since 2005, restricted stock unit grants have not contained the performance-accelerated feature, and for prior awards that did contain that feature, the restriction period was adjusted accordingly (so that 1/3 of the units vest after 2-1/2, 3-1/2 and 4-1/2 years, respectively). We continue to stagger the dates upon which restrictions lapse in comparison to performance share measurement dates and annual incentive payouts to facilitate executive retention.

In 2006, 2007 and 2008, all executives officers receiving restricted stock unit awards also received dividend equivalent payments on the same basis as, and in amounts equal to, the quarterly dividend paid on our common stock, except that in 2008, dividend equivalent payments for executives who were also directors were reinvested and paid in cash on the vesting date of the restricted stock units in order to comply with Internal Revenue Code Section 409A. We believe that the dividend equivalents help reinforce the retentive nature of the restricted stock units by reminding holders that these outstanding grants carry the potential to increase their stock ownership.

We use restricted stock units rather than traditional restricted stock because restricted stock units can be more effectively administered by the Company as they are not subject to the provisions of Internal Revenue Code Section 83 until the restrictions have been met.

•

Performance Share Awards. Performance share awards have been used periodically for over 10 years under the Barnes Group Inc. Stock and Incentive Award Plan and predecessor plans. Actual payouts, if any, are determined by reference to performance goals in each of three consecutive performance years, using basic earnings per share as a measure. The Compensation Committee selected basic earnings per share as the measure because they believe it has the most direct tie at the Company level to increases in stockholder value. Basic earnings per share is used rather than diluted earnings per share to overcome a potentially adverse impact from stock price appreciation that could create a disincentive to grow stock price, or increase the number of shares earned if the stock price were to decline.

The earnings per share goals are derived from objective operational goals that are intended to be challenging at all levels but attainable with increasing difficulty at each level upon achievement of the strategic objectives of the business. The Compensation Committee establishes the target basic earnings per share goal for each one-year performance year within each three-year performance period prior to the start of, or early in, each performance year based on a review of our short-term and long-term performance compared to the Peer Group (e.g., our relative growth in both earnings per share and revenue, as well as relative total stockholder return). The target performance goal for each performance year up through 2008 within each three-year performance period has been equal to the target performance goal for earnings per share ($2.35 for 2008) under the annual cash incentive plan described beginning on page 8. The threshold and maximum goals are established by the Committee each year based on its assessment of various factors, including the economic outlook for the performance year, the estimated performance of competitor companies and the expected degree of difficulty of achieving those goals. For 2008, the threshold was set at 85% of target and the maximum was set at 107.5% of target. The basic earnings per share determined for 2008 were the same as that determined for the annual cash incentive plan (adjusted as indicated) described beginning on page 8, which were above the threshold 2008 goal for performance shares.

Performance share awards accrue dividends which are paid at the same time and rate as the underlying shares, if earned. If any portion of the performance shares is not earned, the underlying accrued dividends applicable to the unearned performance shares are reversed and not distributed.

•

Performance Unit Awards. In 2009, the Compensation Committee granted executive officers performance unit awards instead of performance share awards. These awards are on substantially similar terms as the performance share awards except that with respect to the unit awards granted in 2009, if the units are earned, a cash amount equal to the fair market value of a share of the common stock multiplied by the number of units earned is paid to the officers. No dividend equivalents are paid with respect to these awards.

Within the categories of long-term compensation, the “mix” during recent years has progressively moved from 100% stock options to approximately one-third for each of stock options, performance shares and restricted stock units (based on a predetermined, calculated value of the underlying shares that the executive will realize if fully earned) for named executive officers other than Mr. Milzcik and Mr. Dempsey. This change in “mix” has been implemented in order to provide our officers with a strong incentive to continue their successful tenures with the Company and to focus on long-term share price growth. In 2001, we began to reduce our reliance on stock options in order to minimize concerns about the “overhang” (i.e., dilution) created by our existing number of stock options. Frederic W. Cook & Co., Inc. annually measures and reports to the Compensation Committee the Company’s overhang and burn rate. The specific “mix” of long-term compensation awards for Mr. Milzcik for 2008 is approximately 29% stock options, 57% performance shares and 15% restricted stock units which differs from the “mix” of equity awards for other named executive officers as further discussed in the section entitled “Compensation of Our Chief Executive Officer” on page 16 of this proxy statement. Mr. Dempsey did not receive a long-term compensation award in the 2008 grant cycle because of the decision in 2007 to accelerate the grant of Mr. Dempsey’s 2008 long-term incentives by one year (with extended vesting to coincide with that of the 2008 stock grants). This decision was due in part to the direct and significant impact on the operating results of the Company of Mr. Dempsey’s role as an operating executive, his relatively short tenure in that role, and his correspondingly low level of overall equity incentives from prior years’ grants.

The determination as to the vesting of long-term awards is based on the Company’s goal of maximizing the retention value of awards. The vesting dates of the various long-term equity awards are staggered over a “retention timeline” calculated for each executive. Thus, in a year when both options and restricted stock are granted, the vesting dates generally are structured to occur over different periods of time.

Except with respect to the timeline for vesting, the Compensation Committee does not take into account the amounts or terms of existing stock holdings of executive officers in making decisions to award equity compensation because it believes that doing so would have the effect of penalizing success, to the extent that compensation might be reduced based on the appreciation of past awards, or rewarding underperformance, to the extent that compensation might be awarded to make up for lack of appreciation in stock price.

Long-term awards are determined according to the individual executive’s position and responsibilities, and based on Peer Group and competitive survey data. Generally, the amounts and types of awards to officers in comparable positions have not been differentiated for individual performance, as the nature of their positions with the Company requires that they be performing and achieving results at a very high level within their positions and in connection with the Company’s strong bias for pay for performance. This also aids in the cultivation of teamwork across the officer team, and devalues competitiveness among the officers. Awards are structured to encourage both long-term performance of the Company as well as individual retention.

Except under unusual circumstances, all equity grants to executive officers have for a number of years been made by the Compensation Committee at its February meeting, the date for which is set during the prior year. In recent years, the only “off-cycle” equity grants made to executive officers have been in the cases of newly hired executives, promotions, such as Mr. Milzcik’s promotion to President and Chief Executive Officer, or changes in responsibility, such as Mr. Dempsey’s appointment as Group President, Barnes Distribution, in October, 2007, and the grant of restricted stock units and stock options to Mr. Milzcik in July 2008 as discussed further below in the section entitled “Compensation of Our Chief Executive Officer” on page 16 of this proxy statement. In all cases, such grants have been approved by the Compensation Committee.

Generally, unearned equity grants are forfeited immediately in the event of an executive’s termination of employment; the primary exceptions, which can vary across different types of awards, are for (1) terminations of employment due to death, disability or retirement, in which case the awards vest or are forfeited as applicable in accordance with the specific agreements underlying the individual grants, and (2) with respect to Mr. Milzcik, his termination without Cause or for Good Reason (each as defined in his employment agreement), in which case the stock options continue to vest during the severance period and remain exercisable for one year thereafter and awards other than stock options vest at the time of termination to the extent they would have vested had his employment continued during the severance period, with target performance goals deemed to be achieved in the case of performance share awards. The exception for retirement is available only if the executive satisfies specified age and minimum Company service requirements and renders a minimum period of service, typically, up to two years from the date of grant for restricted stock units (one year in the case of units granted in February 2008) and one year from the date of grant for stock options.

Beginning in 2000, we instituted stock ownership guidelines under which our executives are expected to acquire and hold a substantial ownership of our common stock for the duration of the executive’s tenure with us. This program extends to executives and key managers who are expected to accumulate an ownership position in Company common stock in a minimum amount equal in value to a specified multiple of their annual salary. Ownership for this purpose is defined to include common stock owned directly and stock held on their behalf within the trust under the Barnes Group Inc. Retirement Savings Plan (our tax-qualified 401(k) retirement plan for eligible employees). Unexercised stock options, and unearned restricted stock unit awards and performance share awards are not counted until the related stock is directly owned.

The current stock ownership guidelines that apply to our executives and key managers (39 persons in 2008) are as follows:

Position	Multiple of Annual Salary
Chief Executive Officer	5x
All Other Executive Officers	3x
Non-Officers (U.S./Non-U.S.)	1x/0.45x

When a participant achieves compliance with an applicable guideline requirement the multiple of salary requirement for that position converts into the number of shares that were then needed to meet the requirement, thereby not subjecting compliance to subsequent variability of the stock price, unless shares are sold and the participant falls out of compliance, which in turn causes the market value for shares held to again be the measurement of compliance by such participant. We have established interim ownership targets that are used to monitor progress toward the five-year targets. We monitor ownership levels, reporting the levels to the Compensation Committee and sending update letters to participants at least annually. Executives and key managers subject to the ownership guidelines are expected to make substantial progress toward the applicable guideline within five years. As of the end of 2008, all of the executives and key managers with five or more years under the program had complied with the guidelines. Mr. Milzcik had attained the higher 5X multiple associated with his role as President and Chief Executive Officer as of December 31, 2006.

The Compensation Committee has discretion to vary the manner of payment of annual incentive awards, for example, to pay an individual’s annual incentive in stock instead of cash, or to take other actions as it deems appropriate at that time to encourage compliance with the guidelines; however, the Compensation Committee has not had to utilize that discretion in the seven years the program has been in place.

Pension and Other Retirement Programs

As described on pages 35 through 40 of this proxy statement, the Company provides retirement benefits under the Salaried Retirement Income Plan, Supplemental Senior Officer Retirement Plan, Retirement Benefit Equalization Plan, Supplemental Executive Retirement Plan, and Defined Contribution Plan adopted in 2009. Not all of the named executive officers participate in all of these plans. Pursuant to the Company’s Senior Executive Enhanced Life Insurance Program, the Company also pays the premiums for a life insurance policy owned by each officer and pays the officer’s income tax liability arising from its payment of the premiums and taxes. The Company continues to make these payments after retirement, if the officer retires after attaining age 55 with at least 10 years of service.

The Company provides these benefits to help recruit and retain executives, with particular emphasis on attracting and retaining mid-career executive talent. Thus, for example, under the Supplemental Senior Officer Retirement Plan, benefit amounts are significantly reduced if an executive leaves the Company before attaining age 62 or with less than 15 years of service. Each retirement program is designed to fulfill a specific purpose; the Retirement Benefit Equalization Plan, for example, is intended to provide executives with pensions that represent the same percentage of pay as is provided to lower-paid employees through the Salaried Retirement Income Plan but that cannot be provided through that plan due to limits imposed by the Internal Revenue Code.

In addition to these arrangements, as detailed on page 42 of this proxy statement in the subsection entitled “Retirement Arrangements with Mr. Denninger,” in July 2008 the Company entered into an agreement providing for the continuation of salary and certain benefits to, and a short-term consulting agreement with, its former chief financial officer upon his retirement. The Compensation Committee believes that the terms of this agreement were reasonable and appropriate given Mr. Denninger’s long tenure with the Company and the potential value of his services as a consultant.

Change-in-Control and Employment Termination Benefits

As described on pages 41 through 50 of this proxy statement, we provide executive officers benefits in the event of a change in control or employment termination under employment and severance agreements, stock grant agreements accompanying individual grants, the Executive Separation Pay Plan, and benefit plans available to employees generally. The amount the Company will pay under these arrangements is determined under the terms of the individual arrangements and in some cases varies depending on the executive’s age and length of service.

The Company provides change-in-control benefits specifically to retain key executives during potential changes in control, to provide continuity of management and to provide income continuation for employees who are particularly at risk of involuntary termination in the event of a restructuring. We also believe that these benefits are a necessary part of a total compensation package in order to make it competitive in the marketplace so that we can attract and retain key executives.

Perquisites and Other Benefits

Because of the terms of competitive benefits packages available to senior executives in our industry and generally, we believe that a limited amount of executive benefits are a necessary element to attracting and retaining key executives. In 2008 the Compensation Committee determined to limit specific executive benefits to financial planning assistance and an annual physical fitness examination because it wants to ensure that executives avail themselves of these particular benefits. In lieu of any other executive benefits, the Committee also determined in 2008 to provide each of the executives a cash benefits allowance, in the amounts for the named executive officers reflected in the Summary Compensation Table. Executives also receive the same benefits that are provided to substantially all of our salaried employees. The Compensation Committee reviews the nature and amounts of benefits annually to determine appropriateness and to ensure that they continue to be reflective of competitive practice, and retains the right to amend or terminate any such benefits or perquisites.

Compensation of the Chief Executive Officer

The policies and process for decisions regarding the compensation of our Chief Executive Officer are substantially the same as for the other executive officers of the Company except as described below.

Certain of the elements and amounts of compensation payable to the CEO are provided for in the employment agreement between the CEO and the Company, the material terms of which are summarized in this proxy statement beginning on pages 26 and 41 and below under the heading “Compensation Recapture.” With regard to process, as noted on page 7 of this proxy statement, while Mr. Milzcik provides the Compensation Committee a performance assessment for each of the other named executive officers and makes recommendations on behalf of management for executive officer compensation, with regard to his own performance, he provides the Compensation Committee a self-appraisal and every member of the Board of Directors completes an evaluation with regard to Mr. Milzcik, and participates in an executive session discussion regarding his performance.

Based on its compilations of competitive compensation data, in December 2008 Frederic W. Cook & Co., Inc. reported that Mr. Milzcik’s projected total direct compensation (2008 salary, 2007 bonus paid in 2008, and 2008 equity awards) approximated the median of competitive practice, with actual salary at the 25th percentile, target annual bonus below the 25th percentile and annualized projected long-term incentives between the median and 75th percentile of the total direct compensation provided to chief executive officers of Peer Group companies. In early 2008, after a review of the Peer Group salaries for the position of chief executive officer from the prior year’s analysis prepared by Frederic W. Cook & Co., Inc. and the Compensation Committee’s overall understanding of the then current dynamics of the marketplace for talent, the Committee elected to increase Mr. Milzcik’s annual base salary from $700,000 to $800,000. On January 26, 2009, given difficult economic conditions, the Company announced that among other business improvement measures, it had frozen salaries for all salaried employees, including Mr. Milzcik.

On July 24, 2008 Mr. Milzcik received a grant of 5,466 restricted stock units and 43,715 stock options. As noted on page 13 of this proxy statement in the section entitled “Long-Term Equity Incentive Compensation,” the specific “mix” of long-term compensation awards granted to Mr. Milzcik in 2008, including the additional grants of restricted stock units and stock options to Mr. Milzcik on July 24, 2008, differs from the mix of equity awards generally awarded annually to other executive officers. The additional grants were approved by the Compensation Committee for the purpose of moving Mr. Milzcik’s total compensation closer to the Barnes Group targeted competitive positioning (i.e., median to 75th percentile of competitive practice).

Compensation Recapture

The Company’s employment agreement with Mr. Milzcik provides for, in certain circumstances, a “claw-back” of any cash or equity awards earned by Mr. Milzcik that are based on achieving specified financial performance targets if, subsequent to the awards, the Company restates financials (with exceptions for restatements not caused by misconduct or error) to comply with generally accepted accounting principles and financial results are lower than those upon which awards were calculated. The amount to be potentially clawed back is the excess of awards received (net of taxes paid by Mr. Milzcik) over those which would have been earned based on restated financial results. However, the claw-back provision does not apply to amounts received by Mr. Milzcik with regard to equity-based compensation that has a vesting schedule based on the passage of time and the continued performance of services, and not on the achievement of any performance objectives or to any award granted Mr. Milzcik that has or had alternative vesting criteria unrelated to the performance objectives affected by the mandatory restatement that have otherwise been satisfied at the time of the mandatory restatement. In addition, if Mr. Milzcik concludes that the amount to be repaid to the Company in accordance with the claw-back provisions is excessive and inequitable, he may petition the Compensation Committee to review that determination. If the Committee agrees with Mr. Milzcik’s conclusion, it shall, in its sole discretion, specify an amount to be repaid to the Company that it concludes is equitable and appropriate under the circumstances. If the Compensation Committee does not agree that the formula produces a result that is excessive and inequitable, no adjustment will be made in the amount to be repaid to the Company. The determination, conclusions and other actions of the Compensation Committee will be conclusive. Our Chief Financial Officer, Christopher J. Stephens, Jr., who joined the Company in January 2009, has also agreed to a compensation recapture agreement with terms substantially the same as those in Mr. Milzcik’s employment agreement.

In addition, the Company’s equity award agreements provide that awards may be forfeited if an executive engages in activity that is detrimental to the Company including performing services for a competitor, disclosing confidential information or violating the Company’s Code of Business Ethics and Conduct.

Accounting Considerations

Part of the shift in the form of equity from options to restricted stock units and, beginning in 2005, to performance share awards for all executives, has been a response to the requirement that we expense equity awards in accordance with FAS 123(R) beginning in 2006. This requirement has resulted in significantly higher recognized expenses in the equity component of our long-term incentives. As a result, we have taken measures to ensure our equity granting practices remain competitive but also cost effective (e.g., shifting from stock options to a combination of stock options and other vehicles and adjusting both our grant guidelines and participation rates). In determining how to allocate shares available for awards each year, we look at the grant date value of each type of award and the amount that would be expensed in each year over the life of the award.

Tax Considerations

The tax treatment of various forms and amounts of compensation as well as the timing of compensation decisions are affected by the Compensation Committee’s intent to make most compensation deductible. Section 162(m) of the Internal Revenue Code places a limit of $1 million on the compensation that the Company may deduct in any one year with respect to each of its most highly compensated executive officers, unless certain conditions are met. There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements.

•	Annual cash incentive compensation, stock option awards, and performance share awards generally are performance-based compensation meeting those requirements and, as such, are fully deductible.

•

Time-vested restricted stock and restricted stock unit awards are not performance-based and are therefore not deductible to the extent they (along with other non-performance-based pay received by the named executive officer) exceed $1 million.

The Compensation Committee reserves the right to grant forms of compensation that do not qualify as performance-based compensation. This can occur where a non-performance-based form of compensation would serve a different, equally important, corporate goal. Thus, for retention purposes, the Compensation Committee may decide to grant restricted stock or restricted stock units without performance requirements, rather than limiting itself to awards that would be deductible.

In addition, the Company has determined that Section 409A of the Internal Revenue Code applies to certain of the Company’s compensation arrangements including without limitation the Supplemental Senior Officer Retirement Plan, Retirement Benefit Equalization Plan, and Supplemental Executive Retirement Plan. The Company intends to administer those arrangements in compliance with Section 409A and believes it has operated in good faith compliance with the statutory provisions which first became effective on January 1, 2005. In 2008, the Company made a series of amendments to these arrangements to comply with current Section 409A regulations. In addition, to comply with Section 409A and due to a change in law relating to Section 162(m), the Company and Mr. Milzcik agreed to amendments to his employment agreement, the terms of which are summarized in this proxy statement beginning on pages 26 and 41.

The Company also periodically reviews the severance agreements entered into between the Company and the named executive officers to assess the impact of Internal Revenue Code Section 280G. The severance agreements do not provide for any “gross up” to compensate our executives for taxes incurred under Section 4999 of the Internal Revenue Code as a consequence of “golden parachute” payments upon a change in control, nor do they preclude the possibility that, in certain circumstances, the compensation payable in the event of a change in control under the agreements or other plans and arrangements may be non-deductible by the Company under Internal Revenue Code Section 280G.

The Role of Consultants and Attorneys

Frederic W. Cook & Co., Inc., a compensation consulting firm retained by management, annually compiles competitive compensation data regarding each element of compensation provided by our Company, by the Peer Group, and from surveys that include compensation data for other industrial companies of comparable size and complexity, and reviews the Company’s compensation practices in terms of competitiveness, appropriateness and alignment with our performance, as well as the proportions the Company allocates to each element.

The information provided by Frederick W. Cook & Co., Inc. is reviewed and assessed by Mercer Consulting, a compensation consulting firm retained directly by, and whose fees are negotiated directly with, the Compensation Committee to assist in its oversight of our executive compensation programs. Under separate engagement, actuaries at a different branch of Mercer Consulting provide computations for certain of the Company’s employee benefit plans. In addition, the Compensation Committee has retained its own outside counsel to advise it and to help the Compensation Committee review various compensation and benefit proposals made by management.

Compensation Committee Report

To Our Fellow Stockholders at Barnes Group Inc.

We, the Compensation and Management Development Committee of the Board of Directors of Barnes Group Inc., have reviewed and discussed the Compensation Discussion and Analysis set forth above with management and, based on such review and discussion, have recommended to the Board of Directors inclusion of the Compensation Discussion and Analysis in this Proxy Statement.

Compensation and Management

Development Committee

Gary G. Benanav, Chairman

Thomas J. Albani

John W. Alden

George T. Carpenter

Donald W. Griffin

Frank E. Grzelecki

Summary Compensation Table for 2008, 2007 and 2006

The following table sets forth aggregate amounts of compensation paid or accrued by us for the years ended December 31, 2008, 2007 and 2006 for services rendered in all capacities, by our Chief Executive Officer, our former Chief Financial Officer, our Acting Chief Financial Officer, and the three other most highly compensated executive officers, for the fiscal year ended December 31, 2008 (the “named executive officers”).

Name and Principal Position	Year	Salary	Bonus[1]	Stock Awards[2]	Option Awards[3]	Non-Equity Incentive Plan Compensation[4]	Change in Pension Value and Nonqualified Deferred Compensation Earnings[5]	All Other Compensation[6]	Total
G.F. Milzcik	2008	$775,000	$—	$740,113	$604,845	$149,430	$156,795	$229,558	$2,655,741
President and Chief	2007	641,667	—	891,390	507,827	1,477,421	396,567	406,880	4,321,752
Executive Officer	2006	472,173	—	511,472	171,418	874,876	252,864	313,979	2,596,782

Francis C. Boyle, Jr.	2008	334,500	—	81,113	35,688	29,419	243,351	93,684	817,755
Vice President, Controller and Acting Chief Financial Officer

William C. Denninger	2008	177,083	—	219,145	349,204	—	244,782	1,131,589	2,121,803
Former Senior Vice	2007	411,250	—	493,962	92,314	583,933	512,440	134,925	2,228,824
President, Finance and Chief Financial Officer	2006	392,500	—	447,844	73,426	569,025	435,704	122,013	2,040,512

John R. Arrington	2008	347,750	—	335,929	219,406	39,337	499,936	174,658	1,617,016
Senior Vice President,	2007	335,000	—	526,351	122,820	428,030	451,176	126,551	1,989,928
Human Resources	2006	322,250	—	454,633	60,711	417,380	428,058	138,755	1,821,787

Scott M. Deakin	2008	319,000	—	130,628	148,339	36,087	21,216	494,577	1,149,847
Senior Vice President, Corporate Development

Patrick J. Dempsey	2008	405,000	202,500	189,058	177,100	—	107,994	210,657	1,292,309
Vice President,	2007	354,058	—	310,706	171,410	536,402	103,923	152,709	1,629,208
Barnes Group Inc. and President Logistics and Manufacturing Services	2006	308,750	—	252,443	64,447	495,000	93,659	56,818	1,271,117

Notes to the above table:

[1]	The amount listed in Bonus represents a non-equity guaranteed bonus payable to Mr. Dempsey in connection with his appointment as President, Barnes Distribution.

[2]

Stock Awards represent the portion of the fair value of restricted stock units and performance share units granted to named executive officers under the Barnes Group Inc. Employee Stock and Ownership Program and the Barnes Group Inc. Stock and Incentive Award Plan that was expensed on the Company’s financial statements in 2008 in accordance with generally accepted accounting principles. However, unlike the amounts that were expensed on the financial statements, the amounts shown in this column have not been reduced by estimates of restricted stock units and performance share units that may be forfeited in the future on account of a participant’s failure to satisfy the continued service requirements of the units. The fair value was determined based on the market value of the Company’s common stock, par value $.01 (“Common Stock”) on the date of grant, as described in Note 2 or 3 (Stock-Based Compensation) of the Notes to the Company’s Consolidated Financial Statements included in the each of the Company’s Forms 10-K filed for the three fiscal years in the period ended December 31, 2008. Also included in this column for Mr. Denninger is a) the incremental increase of $387,534 in fair value resulting from a change in service condition that was treated as a modification under FAS 123(R) and b) the reversal of $211,950 of expense previously recorded related to awards forfeited in 2008 in connection with Mr. Denninger’s retirement.

[3]

Option Awards represent the portion of the fair value of stock options granted to named executive officers under the Barnes Group Inc. Employee Stock and Ownership Program and the Barnes Group Inc. Stock and Incentive Award Plan that was expensed on the Company’s financial statements in 2008 in accordance with generally accepted accounting principles. However, unlike the amounts that were expensed on the financial statements, the amounts shown in this column have not been reduced by estimates of stock options that may be forfeited in the future on account of a participant’s failure to satisfy the continued service requirements of the options. The fair value was determined by using the Black-Scholes option pricing model applied consistently with the Company’s practice , as described in Note 2 or 3 (Stock-Based Compensation) of the Notes to the Company’s Consolidated Financial Statements included in the each of the Company’s Forms 10-K filed for the three fiscal years in the period ended December 31, 2008. Also included in this column for Mr. Denninger is a) the incremental increase of $394,756 in fair value resulting from a change in service condition that was treated as a modification under FAS 123(R) and b) the reversal of $72,430 of expense previously recorded related to options forfeited in 2008 in connection with Mr. Denninger’s retirement.

[4]	Non-Equity Incentive Plan Compensation includes amounts paid under the Company’s Performance-Linked Bonus Plan for Selected Executive Officers.

[5]

The amount listed in Change in Pension Value and Nonqualified Deferred Compensation Earnings represents the annual increase in pension value for all of Barnes Group Inc.’s defined benefit retirement programs. All assumptions are as detailed in the notes to the consolidated financial statements for the fiscal years ending December 31, 2008, December 31, 2007 and December 31, 2006, including discount rates of 6.5%, 6.4% and 5.9% , respectively, with the exception of the following: retirement age for all plans is assumed to be the older of the unreduced retirement age, as defined by each plan or age as of December 31, 2006, or December 31, 2007 or December 31, 2008, as applicable, and no pre-retirement mortality, disability, or termination is assumed.

The Change in Pension Value and Nonqualified Deferred Compensation Earnings is segregated by plan in the following table:

Name and Principal Position	Plan Name	Year	Amounts
G.F. Milzcik[a]	Qualified	2008	$31,785
President and Chief Executive Officer	RBEP	2008	N/A
	SSORP	2008	109,595
	SERP	2008	15,415
	TOTAL	2008	156,795
	Qualified	2007	$13,427
	RBEP	2007	N/A
	SSORP	2007	344,168
	SERP	2007	38,972
	TOTAL	2007	396,567
	Qualified	2006	$23,502
	RBEP	2006	N/A
	SSORP	2006	204,508
	SERP	2006	24,854
	TOTAL	2006	252,864

F.C. Boyle, Jr.	Qualified	2008	$98,520
Vice President, Controller and Acting Chief	RBEP	2008	119,726
Financial Officer	SSORP	2008	N/A
	SERP	2008	25,105
	TOTAL	2008	243,351

Name and Principal Position	Plan Name	Year	Amounts
W.C. Denninger	Qualified	2008	$(32,966)
Former Senior Vice President, Finance and Chief Financial Officer	RBEP	2008	N/A
	SSORP	2008	436,517
	SERP	2008	(158,769)
	TOTAL	2008	244,782
	Qualified	2007	$36,883
	RBEP	2007	N/A
	SSORP	2007	416,202
	SERP	2007	59,355
	TOTAL	2007	512,440
	Qualified	2006	$44,604
	RBEP	2006	N/A
	SSORP	2006	340,631
	SERP	2006	50,469
	TOTAL	2006	435,704

J.R. Arrington	Qualified	2008	$71,241
Senior Vice President, Human Resources	RBEP	2008	N/A
	SSORP	2008	224,995
	SERP	2008	203,700
	TOTAL	2008	499,936
	Qualified	2007	$58,079
	RBEP	2007	N/A
	SSORP	2007	393,097
	SERP	2007	N/A
	TOTAL	2007	451,176
	Qualified	2006	$65,308
	RBEP	2006	N/A
	SSORP	2006	362,750
	SERP	2006	N/A
	TOTAL	2006	428,058

S.M. Deakin	Qualified	2008	$13,337
Senior Vice President, Corporate Development	RBEP	2008	5,793
	SSORP	2008	—
	SERP	2008	2,086
	TOTAL	2008	21,216

P.J. Dempsey	Qualified	2008	$23,346
Vice President, Barnes Group Inc. and President Logistics	RBEP	2008	N/A
and Manufacturing Services	SSORP	2008	74,474
	SERP	2008	10,174
	TOTAL	2008	107,994
	Qualified	2007	$12,982
	RBEP	2007	N/A
	SSORP	2007	81,144
	SERP	2007	9,797
	TOTAL	2007	103,923
	Qualified	2006	$18,689
	RBEP	2006	N/A
	SSORP	2006	66,151
	SERP	2006	8,819
	TOTAL	2006	93,659

Consistent with financial calculations in the notes to the consolidated financial statements for the fiscal years ending December 31, 2008, December 31, 2007 and December 31, 2006, it is assumed that the form of payment is a life annuity for the Salaried Retirement Income Plan (Qualified), and the Supplemental Executive Retirement Plan (“SERP”). It is assumed that the form of payment as of December 31, 2008 is a 50% Joint and Survivor annuity for the Supplemental Senior Officer Retirement Plan (“SSORP”) for married participants. The 2008, 2007 and 2006 qualified plan limits of $230,000, $225,000 and $220,000, respectively, have been incorporated.

[a]

The prior plan offset benefit payable on record for Mr. Milzcik represents an estimated benefit. For purposes of these calculations, this amount has been actuarially adjusted to an amount payable as of age 62.

[6]	The compensation represented by the amounts for 2008 set forth in the All Other Compensation column for the named executive officers is detailed in the following table:

Name and Principal Position	Year	Taxes Paid on All Other Compensation	Personal Usage of Company Aircraft[a]	Company Car Program[b]	Life Insurance Premiums	Relocation[c]	Denninger Agreement[d]	Severance[e]	Other[f]	All Other Perquisites[g]	Total
G.F. Milzcik President and Chief Executive Officer	2008	$40,243	$95,486	$—	$50,948	$—	$—	$—	$6,750	$36,131	$229,558

F.C. Boyle, Jr. Vice President, Controller and Acting Chief Financial Officer	2008	22,921	—	—	27,428	—	—	—	6,750	36,585	93,684

W.C. Denninger Former Senior Vice President, Finance and Chief Financial Officer	2008	19,071	—	—	22,806	—	1,072,492	—	5,313	11,907	1,131,589

J.R. Arrington Senior Vice President, Human Resources	2008	48,609	—	32,345	57,703	—	—	—	6,750	29,251	174,658

S.M. Deakin Senior Vice President, Corporate Development	2008	25,878	—	—	23,862	—	—	384,956	6,750	53,131	494,577

P.J. Dempsey Vice President, Barnes Group Inc. and President Logistics and Manufacturing Services	2008	31,407	—	25,399	19,314	105,771	—	—	6,750	22,016	210,657

[a]

The value of the personal usage of the Company aircraft is based on the aggregate incremental cost to the Company which is based on actual payments made by the Company for the use of the aircraft for the named executive officers.

[b]

The value of the Company Car Program is based on the aggregate incremental cost to the Company which is based on actual payments made by the Company for vehicle lease payments and operating expenses. Also included in this column are lease termination payments made in connection with the discontinuation of the Company Car Program for named executives in 2008.

[c]

Mr. Dempsey was reimbursed $105,771 for relocation costs of which $100,556 were in accordance with the Company’s general policy and the balance of which was provided in connection with his appointment to the position of President, Barnes Distribution.

[d]

Includes compensation to Mr. Denninger pursuant to his retirement, provided for in an agreement (the “Denninger Agreement”) dated as of May 30, 2008. See the subsection entitled “Retirement Arrangement with Mr. Denninger” in the section below entitled “Termination Provisions of Employment and Severance Arrangements.”

[e]	Includes compensation paid and payable to Mr. Deakin pursuant to his agreement with us dated February 20, 2009 (the “Deakin Agreement”).

[f]	In 2008, consists of matching contributions made by the Company under the Retirement Savings Plan for Messrs. Milzcik, Boyle, Denninger, Arrington, Deakin and Dempsey.

[g]

In 2008, included in All Other Perquisites are payments made for financial planning services for Messrs. Milzcik, Boyle, Denninger, Arrington, Deakin and Dempsey; the value of personal usage of the Company aircraft and Company-paid travel by his spouse on business trips for Mr. Arrington; club memberships for Messrs. Boyle, Denninger, Arrington, Deakin and Dempsey; executive physical examinations for Mr. Arrington; payments made for the Company Car Program for Messrs. Milzcik, Boyle, Denninger and Deakin; gifts for Messrs. Milzcik, Boyle, Arrington, Deakin and Dempsey; cell phone expenses for Messrs. Milzcik, Boyle, Denninger, Arrington, Deakin and Dempsey; Company-paid office parking for Mr. Dempsey; and payments made for the annual cash perquisite allowance for Messrs. Milzcik, Boyle, Arrington, Deakin and Dempsey. In lieu of the Company Car Program and payments made for club memberships and cell phone expenses, effective October 1, 2008, the Company provided an annual cash perquisite allowance of $25,000 payable in monthly installments.

Grants of Plan-Based Awards in 2008

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)[3]	Exercise or Base Price of Option Awards ($/Sh)[4]	Closing Market Price on Date of Grant	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
G.F. Milzcik	2/13/2008								45,500	26.38005	26.98000	295,235
	2/13/2008				21,300	42,600	53,250					1,123,790
	2/13/2008							11,400				300,733
	7/24/2008								43,715	24.39500		262,290
	7/24/2008							5,466				133,343
		150,000	600,000	1,800,000

F.C. Boyle, Jr.	2/13/2008								7,000	26.38005	26.98000	45,421
	2/13/2008				850	1,700	2,125					44,846
	2/13/2008							1,700				44,846
		29,531	118,125	354,375

W.C. Denninger[5]	2/13/2008								22,500	26.38005	26.98000	157,389
	2/13/2008				2,500	5,000	6,250					131,900
	2/13/2008							5,000				131,900
		0	0	0

J.R. Arrington	2/13/2008								20,000	26.38005	26.98000	129,774
	2/13/2008				2,250	4,500	5,625					118,710
	2/13/2008							4,500				118,710
		39,488	157,950	473,850

S.M. Deakin[6]		36,225	144,900	434,700

P.J. Dempsey[6]		202,500	202,500	607,500
			375,000	500,000

Notes to the above table:

[1]	These columns set forth the range of the potential amount payable under the Performance- Linked Bonus Plan for Selected Executive Officers.

[2]

These columns set forth the range of the number of shares of Common Stock that could be issued under performance share awards granted in 2008 under the Barnes Group Inc. Stock and Incentive Award Plan.

[3]	Stock options granted under the Barnes Group Inc. Stock and Incentive Award Plan are described in the “Outstanding Equity Awards At End of 2008” table.

[4]

Each option has an exercise price equal to the fair market value of Common Stock at the time of grant, as determined by the mean between the highest and lowest stock price of shares of Common Stock on the grant date or the most recent previous fair market value if the market is not open on the grant date.

[5]

Pursuant to the Denninger Agreement, unvested stock options and restricted stock unit awards were forfeited upon his retirement and eligibility for payments under the Performance- Linked Bonus Plan was ended upon his retirement.

[6]

Messrs. Deakin and Dempsey did not received stock options, restricted stock units or performance share awards in 2008. Mr. Dempsey was guaranteed a payout at the target level for 2008 in connection with his appointment as President, Barnes Distribution, which has been restructured into the new business segment Logistics and Manufacturing Services. In addition, Mr. Dempsey was provided with a supplemental annual incentive bonus opportunity for 2008, which was not earned, that consisted of $375,000 payable upon achievement of the Barnes Distribution target operating profit margin goal and $500,000 upon achievement of the Barnes Distribution maximum operating profit margin goal.

Discussion Concerning Summary Compensation and Grants of Plan-Based Awards Tables

Employment Agreement

Mr. Milzcik’s Employment Agreement. We have an employment agreement with Gregory F. Milzcik, our President and Chief Executive Officer. The terms of the agreement that relate to his compensation are described below. The terms that relate to termination and change-in-control are set forth under “Termination Provisions of Employment and Severance Arrangements.”

On December 13, 2006, we entered into an employment agreement with Mr. Milzcik which was effective as of October 19, 2006, the date he became the President and Chief Executive Officer of the Company which was amended as of December 31, 2007, as of December 31, 2008, and January 19, 2009 ( collectively, the “agreement”). The agreement provides for Mr. Milzcik’s employment through October 19, 2011, and for automatic annual extensions for successive one-year terms unless either party provides 90 days prior written notice that the agreement will not be extended. In no event will his employment term extend beyond October 19 of the calendar year in which he attains age 65.

The agreement provides for the following compensation and benefits for Mr. Milzcik:

•

The agreement set forth his annual base salary in his capacity of President and Chief Executive Officer. His initial salary was $600,000. His annual base salary is currently $800,000. Further increases are subject to the discretion of the Compensation Committee.

•

The agreement provides that he is to receive an annual bonus pursuant to the Performance-Linked Bonus Plan for Selected Executive Officers. With respect to his 2006 annual bonus, the agreement provided that upon the attainment of the target level of the performance goals previously established by the Compensation Committee in accordance with the provisions of the Performance-Linked Bonus Plan for Selected Executive Officers, the Compensation Committee would not use its negative discretion to reduce his 2006 annual bonus below $307,500, which is referred to below as the “2006 Target Amount.” The Compensation Committee was to limit its use of negative discretion so that Mr. Milzcik would receive, upon attainment of the maximum level of performance goals, a maximum annual bonus of 300% of the 2006 Target Amount, or a minimum annual bonus of 25% of the 2006 Target Amount upon attainment of the minimum level of performance goals. For 2007, the agreement provided that Mr. Milzcik had the opportunity under the Performance-Linked Bonus Plan for Selected Executive Officers to receive an annual bonus equal to:

•	75% of his salary upon the attainment of the applicable performance goals established by the Compensation Committee as the target level,

•	a maximum annual bonus of 225% of his salary upon the attainment of the applicable performance goals established by the Compensation Committee as the maximum level,

•	18.75% of his salary upon the attainment of the applicable performance goals established by the Compensation Committee as the threshold level, or

•	$0, if the attainment of the applicable performance goals was at a level below that established by the Compensation Committee as the threshold level.

After 2007, while the Compensation Committee will have the discretion to change the structure and payment terms of Mr. Milzcik’s awards under the Performance-Linked Bonus Plan for Selected Executive Officers at threshold, target and maximum levels of performance, provided that Mr. Milzcik’s annual bonus opportunity for each calendar year, upon achieving target level performance for such year, shall not be less than 75% of his then current salary.

•	Pursuant to the agreement, on October 19, 2006, Mr. Milzcik was granted 247,525 options to acquire Common Stock with a ten-year term and an aggregate value of $1 million determined using binomial valuation applied consistently with the Company’s practice, that vest ratably on April 19 of 2008, 2009 and 2010; and 24,741 restricted stock units with a value of $500,000 based on the market value of the Common Stock on the date of grant and vesting on October 19, 2010.

•

Mr. Milzcik participates in our long-term incentive plan, the Stock and Incentive Award Plan, with award levels, performance targets, vesting and other terms as established from time to time by the Compensation Committee. Pursuant to the terms of the agreement, on February 14, 2007, the Compensation Committee granted Mr. Milzcik a long-term incentive grant with an approximate aggregate “calculated value” equal to 200% of salary ($1.2 million), as follows:

•

25% ($300,000) of the aggregate calculated value, using the binomial valuation method applied consistently with the Company’s practice, in the form of non-qualified Common Stock options with a ten-year term that vest ratably 18, 30 and 42 months after the grant date;

•

50% ($600,000) of the aggregate calculated value based on the market value of the Common Stock on the date of grant, in the form of a performance share award that vests, subject to achieving earnings per share targets set by the Compensation Committee, over a three-year period beginning January 1, 2007. The number of shares actually earned ranges from 0 to 125% of target, based on actual performance against basic earnings per share targets; and

•

25% ($300,000) of the aggregate calculated value, using the binomial valuation method applied consistently with the Company’s practice, in the form of service-based restricted stock units that will vest ratably 30, 42 and 54 months after the grant date.

•

Mr. Milzcik participates in all benefit plans and perquisites which we make available to senior executives from time to time, on a basis commensurate with his position. His agreement provides that we may, at any time or from time to time, amend or terminate any of our employee benefit plans, programs or policies, in which event such amendments and terminations may be applied to Mr. Milzcik in the same manner as to our other executive officers. Subject to the foregoing, his agreement provides that benefits for Mr. Milzcik shall include, without limitation, the following:

•

Life Insurance. Pursuant to Mr. Milzcik’s participation in our Senior Executive Enhanced Life Insurance Program, we will pay premiums for a life insurance policy on the life of Mr. Milzcik. The insurance policy is owned by Mr. Milzcik and will have a death benefit equal to four times his salary. We will gross up Mr. Milzcik for any income tax attributable to the premiums paid by us in accordance with the Senior Executive Enhanced Life Insurance Program.

•

Financial Planning. We will reimburse Mr. Milzcik in an amount up to $5,000 for financial planning assistance and related services for each program year during his term of employment (for the 2006-2007 program year, the agreement provided that such amount would be up to $20,000 and would take into account amounts reimbursed in respect of financial planning and assistance and related services for the portion of the program year prior to October 19, 2006), in each case grossed-up for income taxes.

•

Leased Automobile and Club Membership. We will provide Mr. Milzcik with either (a)(i) the use of a leased car with a monthly leasing cost to the Company not to exceed $1,131 per month, (ii) reimbursement for other expenses associated with the use of such leased car, in either case, in accordance with the Company’s automobile policy as from time to time in effect, and (iii) reimbursement (not grossed-up for taxes) in accordance with Company policy as in effect from time to time for membership in one club, or (b) provide an annual cash allowance of $25,000, payable in monthly installments, in lieu of providing the prior referenced benefits.

Under certain circumstances, as further detailed in the subsection entitled “Compensation Recapture” on page 17 of this proxy statement, the agreement provides for a “claw-back” of any cash or equity awards earned by Mr. Milzcik that are based on achieving specified financial performance targets.

The agreement provides that Mr. Milzcik will be entitled to indemnification for liabilities and expenses to the fullest extent permitted under Delaware law, to the extent consistent with our Certificate of Incorporation and By-laws.

His agreement provides that we will reimburse Mr. Milzcik for reasonable legal fees and expenses incurred by him in connection with (a) any good faith action brought by Mr. Milzcik to enforce his rights under the agreement (or to respond to any action commenced by us) but only those fees and expenses attributable to claims with respect to which there was a substantial likelihood that Mr. Milzcik would prevail on the merits, and (b) the negotiation and documentation of the agreement and the other agreements referenced therein.

Other Agreements

Mr. Boyle’s Agreement. Mr. Boyle served as our Acting Chief Financial Officer following Mr. Denninger’s retirement until our current Chief Financial Officer was hired on January 12, 2009 at which time Mr. Boyle became our Vice President, Finance and Chief Accounting Officer. Effective as of January 12, 2009, we entered into an agreement with Mr. Boyle (the “Boyle Agreement”) in his role as Vice President, Finance and Chief Accounting Officer which sets forth certain compensation arrangements and post-retirement payments. The compensation provisions are described below. The post-retirement provisions are set forth under “Termination Provisions of Employment and Severance Arrangements.”

The Boyle Agreement provides that until May 1, 2009 his annual salary will be $400,000. After May 1, 2009 his salary will revert to an annual rate of $250,000 until his retirement on February 28, 2010. His target bonus for 2009 will be 35% of salary with a maximum bonus of 105% of salary. Any annual incentive award for 2009 will be based on his annual salary amounts during 2009, prorated.

Plans

Performance-Linked Bonus Plan for Selected Executive Officers. Each of the named executive officers participated in the Performance-Linked Bonus Plan for Selected Executive Officers in 2008. Under the Performance-Linked Bonus Plan for Selected Executive Officers, participants receive specified payments after the close of each award period if specified target performance objectives are attained during the award period. For 2008, the award period was the 2008 fiscal year. The Compensation Committee determines the percentage of salary that will be earned at a given level of performance and also determines the level of performance that must be achieved. Performance at less than the target level of performance may result in a lesser percentage of salary than the target being earned, and performance in excess of the target performance objective may result in a higher percentage of salary than the target being earned. Under no circumstances may the award for a participant’s service in any year exceed $7,000,000. Payment of any award is contingent upon the Compensation Committee’s certifying in writing that the performance level applicable to such award was in fact satisfied. The Compensation Committee may not increase the amount of an award upon satisfaction of the performance level. Except for Performance-Linked Bonus Plan for Selected Executive Officers participants who retire, die or become permanently disabled during the year, whose award will be prorated to the date of such retirement, death, or permanent disability, and except for participants whose employment is involuntarily terminated in 2008 by the Company other than for cause on or after October 1, and for years after 2008 on or after November 1, whose awards will be prorated to the date of such termination, a participant must be employed by the Company on the date of payment of an award. Unless the Compensation Committee determines otherwise, all payments pursuant to the Performance-Linked Bonus Plan for Selected Executive Officers are to be made in cash.

Under the Performance-Linked Bonus Plan for Selected Executive Officers, the performance goals for any award period may be based on any of the following criteria, either alone or in any combination, and on either a consolidated Company, consolidated group, business unit or divisional level, as the Compensation Committee may determine: earnings per share, net income, operating income, performance profit (operating income minus an allocated charge approximating the Company’s cost of capital, before or after tax), gross margin, revenue, working capital, total assets, net assets, stockholders’ equity, or cash flow. The foregoing criteria are to be determined in accordance with generally accepted accounting principles, except to the extent the Compensation Committee directs otherwise and may include or exclude any or all of the following items, as the Compensation Committee may specify: extraordinary, unusual or non-recurring items; discontinued operations; effects of accounting changes; effects of currency fluctuations; effects of financing activities (by way of example, without limitation, effect on earnings per share of issuing convertible debt securities); expenses for restructuring or productivity initiatives; non-operating items; effects of acquisitions and acquisition expenses; and effects of divestitures and divestiture expenses (the “Items”). Any such performance criterion or combination of such criteria may apply to the participant’s award opportunity in its entirety or to any designated portion or portions of the award opportunity, as the Compensation Committee may specify. Unless the Compensation Committee determines otherwise at any time prior to payment of a participant’s award for an award period and subject to the Compensation Committee’s right to reduce an award prior to payment, the Items, any of which affect any performance criterion applicable to the award (including but not limited to the criterion of earnings per share), shall be automatically excluded or included in determining the extent to which the performance level has been achieved, whichever will produce the higher award. This provision is included in the Performance-Linked Bonus Plan for Selected Executive Officers because awards may qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code if the Compensation Committee has discretion to reduce an award, but not if the Compensation Committee has discretion to increase an award.

For a discussion regarding 2008 annual incentive performance goals and awards, please see the “Compensation Discussion and Analysis.”

Restricted Stock Units, Performance Share Awards and Option Awards. Restricted stock units and stock options vest if the participant’s employment by us continues until specified vesting dates. Performance share awards vest if specified performance goals are achieved and if the participant’s employment by us continues until specified vesting dates. Performance-accelerated restricted stock unit awards were granted in 2003 and 2004 that provided that they would vest if the participant’s employment by us continues until February 12, 2010 and August 11, 2010, respectively. However, if the performance goal applicable to those awards is attained before such date, 50% of the awards vest at the time when the performance goal is attained and 50% vest one year later, provided the participant is employed by us at those times. The performance goal applicable to the awards granted in 2003 was attained in 2006 and therefore 50% of those awards vested in 2006 and the balance vested in 2007. The performance goal applicable to the awards granted in 2004 was attained in 2007 and therefore 50% of those awards vested in 2007 and the balance vested in 2008. The vesting schedule for outstanding awards is set forth in the notes to the table for “Outstanding Equity Awards at End of 2008.” Treatment upon termination or a change in control is set forth under “Termination Provisions of Employment and Severance Arrangements.”

Each restricted stock unit award entitles the holder to receive, without payment to the Company, the number of shares of Common Stock equal to the number of restricted stock units that become vested and to receive dividend equivalents on the restricted stock units determined by multiplying the total number of restricted stock units by the dividend per share paid on the Common Stock on each date on which a dividend is paid to the holders of Common Stock during the period from the date of grant of the award to the date on which the award is paid or forfeited. Dividend equivalents for executive officers are paid in cash on the dividend payment dates for the Common Stock. However, effective December 31, 2007, and for calendar 2008 only, based on interpretive guidance regarding the administration of Internal Revenue Code Section 409A, dividend equivalents on grants made in 2005, 2006 and 2007 to executive officers who were directors were deferred in the form of additional stock units which were to be paid in cash on the vesting dates of the grant. In December 2008 the payment date of the remaining deferred dividend equivalents was changed in accordance with Internal Revenue Code Section 409A and payment was made in February 2009.

On or about March 1 of each year following the year in which the performance share awards are earned, the number of shares of Common Stock equal to the number of earned awards is to be delivered to the holders. Dividend equivalents are paid only on performance share awards that are earned. Dividend equivalents on all earned performance share awards are paid based upon dividends paid on outstanding shares of Common Stock during the period from the date of grant of the award to the date on which the awards are paid.

Senior Executive Enhanced Life Insurance Program

Under the Senior Executive Enhanced Life Insurance Program, which applies to officers and selected other employees, the Company pays for individual life insurance policies that are owned by the participants, with the life insurance coverage equal to four times salary. Participants are grossed up for the associated income taxes, so that they incur no out-of-pocket expense for the policies. The Company generally ceases to pay policy premiums on termination of employment, unless the participant has attained age 55 and 10 years of service, in which case the Company continues to pay premiums and tax gross-ups until the policy is fully paid up through age 100. The Company may modify or terminate the program at any time.

Outstanding Equity Awards at End of 2008

			Option Awards				Stock Awards
Name	Notes	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable	Option Exercise Price ($)[1]	Option Expiration Date[23]	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)[2]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
G.F. Milzcik	6	7/24/2008		43,715	24.39500	7/24/2018
	10	2/13/2008		45,500	26.38005	2/13/2018
	8	2/14/2007	18,201	36,399	22.33500	2/14/2017
	6	10/19/2006	82,525	164,999	20.21000	10/19/2016
	6	2/15/2006	21,336	10,664	18.62750	2/15/2016
	7	11/10/2005	858		17.45000	2/10/2010
	7	11/10/2005	3,050		17.45000	2/6/2011
	7	11/10/2005	3,246		17.45000	2/10/2010
	7	11/10/2005	4,534		17.45000	2/6/2011
	7	11/10/2005	10,470		17.45000	2/5/2012
	7	11/10/2005	20,556		17.45000	2/10/2010
	7	11/10/2005	25,298		17.45000	2/5/2012
	7	5/10/2005	2,568		15.19250	2/10/2010
	7	5/10/2005	10,174		15.19250	2/5/2012
	7	5/10/2005	10,424		15.19250	2/6/2011
	7	5/10/2005	13,890		15.19250	2/5/2012
	7	5/10/2005	41,880		15.19250	2/6/2011
	6	2/16/2005	24,000		12.61500	2/16/2015
	3	12/8/2004	20,002	9,998	13.28500	12/8/2014
	7	4/27/2004	7,784		14.13750	2/13/2013
	5	2/11/2004	26,000		14.77000	2/11/2014
	4	2/13/2003	10,000		9.56000	2/13/2013
	19	7/24/2008					5,466	79,257
	18	2/13/2008					11,400	165,300
	22	2/13/2008							28,400	$411,800
	15	2/14/2007					13,600	197,200
	21	2/14/2007					9,100	131,950
	20	10/19/2006					24,741	358,745
	13	2/15/2006					11,333	164,329
	16	2/16/2005					4,500	65,250

F. C. Boyle, Jr.		2/13/2008		7,000	26.38005	2/13/2018
	8	2/14/2007	2,301	4,599	22.33500	2/14/2017
	6	2/15/2006	2,667	2,666	18.62750	2/15/2016
	6	2/16/2005	1,998		12.61500	2/16/2015
	5	2/11/2004	2,066		14.77000	2/11/2014
	4	2/13/2003	3,334		9.56000	2/13/2013
	18	2/13/2008					1,700	24,650
	22	2/13/2008							1,133	$16,429
	21	2/14/2007					700	10,150
	15	2/14/2007					2,100	30,450
	13	2/15/2006					2,266	32,857
	16	2/16/2005					1,500	21,750

W.C. Denninger[24]	8	2/14/2007	8,334		22.33500	2/14/2017
	6	2/15/2006	16,002		18.62750	2/15/2016
	7	11/25/2005	634		17.35250	4/11/2010

			Option Awards				Stock Awards
Name	Notes	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable	Option Exercise Price ($)[1]	Option Expiration Date[23]	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)[2]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	7	11/25/2005	3,170		17.35250	4/11/2010
	7	11/25/2005	4,198		17.35250	4/11/2010
	7	11/25/2005	6,250		17.35250	4/11/2010
	7	11/25/2005	7,444		17.35250	2/6/2011
	7	11/25/2005	7,842		17.35250	4/11/2010
	7	8/24/2005	2,322		17.11250	4/11/2010
	7	8/24/2005	2,932		17.11250	4/11/2010
	7	8/24/2005	4,556		17.11250	2/5/2012
	7	8/24/2005	4,844		17.11250	4/11/2010
	7	8/24/2005	8,108		17.11250	4/11/2010
	7	8/24/2005	8,488		17.11250	4/11/2010
	7	8/24/2005	8,840		17.11250	2/6/2011
	7	8/24/2005	9,204		17.11250	4/11/2010
	7	8/24/2005	18,660		17.11250	2/6/2011
	7	8/24/2005	47,788		17.11250	2/5/2012
	7	5/24/2005	4,760		15.08000	4/11/2010
	7	5/24/2005	6,670		15.08000	2/5/2012
	7	5/24/2005	11,638		15.08000	2/6/2011
	6	2/16/2005	24,000		12.61500	2/16/2015
	7	8/19/2004	630		13.16500	4/11/2010
	7	8/19/2004	782		13.16500	4/11/2010
	7	8/19/2004	1,524		13.16500	4/11/2010
	7	8/19/2004	2,568		13.16500	4/11/2010
	7	5/24/2004	3,884		13.38250	4/11/2010
	7	5/24/2004	10,252		13.38250	4/11/2010
	7	2/19/2004	7,956		13.62250	2/13/2013
	7	2/19/2004	12,824		13.62250	4/11/2010
	5	2/11/2004	17,334		14.77000	2/11/2014
	4	2/13/2003	10,000		9.56000	2/13/2013

J. R. Arrington	10	2/13/2008		20,000	26.38005	2/13/2018
	8	2/14/2007	7,334	14,666	22.33500	2/14/2017
	6	2/15/2006	14,668	7,332	18.62750	2/15/2016
	7	11/23/2005	740		17.78500	2/6/2011
	7	11/23/2005	1,032		17.78500	2/10/2010
	7	11/23/2005	1,110		17.78500	2/10/2010
	7	11/23/2005	1,238		17.78500	2/6/2011
	7	11/23/2005	1,290		17.78500	2/10/2010
	7	11/23/2005	1,474		17.78500	2/10/2010
	7	11/23/2005	3,728		17.78500	2/10/2010
	7	11/23/2005	3,756		17.78500	2/10/2010
	7	11/23/2005	9,318		17.78500	2/6/2011
	7	11/23/2005	11,754		17.78500	2/10/2010
	7	8/29/2005	362		17.17500	2/6/2011
	7	8/29/2005	4,994		17.17500	2/10/2010
	7	8/29/2005	13,934		17.17500	2/6/2011
	7	8/29/2005	21,430		17.17500	2/5/2012
	7	5/23/2005	11,754		15.15750	2/10/2010
	7	2/28/2005	270		13.25000	2/10/2010

			Option Awards				Stock Awards
Name	Notes	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable	Option Exercise Price ($)[1]	Option Expiration Date[23]	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)[2]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	7	2/28/2005	632		13.25000	2/10/2010
	7	2/28/2005	8,648		13.25000	2/10/2010
	7	2/28/2005	8,746		13.25000	2/10/2010
	7	2/28/2005	10,162		13.25000	2/6/2011
	6	2/16/2005	11,032		12.61500	2/16/2015
	7	2/25/2004	1,148		13.25250	2/10/2010
	5	2/11/2004	6,066		14.77000	2/11/2014
	4	2/13/2003	6,666		9.56000	2/13/2013
	18	2/13/2008					4,500	65,250
	22	2/13/2008							3,000	$43,500
	21	2/14/2007					1,800	26,100
	15	2/14/2007					5,400	78,300
	13	2/15/2006					6,664	96,628
	16	2/16/2005					4,000	58,000

S.M. Deakin	6	5/25/2007	16,004	31,996	28.70000	5/25/2017
	11	5/25/2007		26,000	28.70000	5/25/2017
	12	5/25/2007					18,000	261,000
	21	5/25/2007					1,200	17,400

P.J. Dempsey	8	2/14/2007	8,334	16,666	22.33500	2/14/2017
	9	2/14/2007		73,000	22.33500	2/14/2017
	6	2/15/2006	16,002	7,998	18.62750	2/15/2016
	7	11/9/2005	282		17.47500	2/6/2011
	7	11/9/2005	496		17.47500	2/6/2011
	7	11/9/2005	648		17.47500	2/6/2011
	7	11/9/2005	794		17.47500	10/30/2010
	7	11/9/2005	878		17.47500	2/6/2011
	7	11/9/2005	1,230		17.47500	10/30/2010
	7	11/9/2005	1,454		17.47500	10/30/2010
	7	11/9/2005	3,652		17.47500	2/5/2012
	7	8/30/2005	208		17.08750	2/6/2011
	7	8/30/2005	340		17.08750	10/30/2010
	7	8/30/2005	460		17.08750	2/5/2012
	7	8/30/2005	1,050		17.08750	10/30/2010
	7	8/30/2005	1,232		17.08750	2/5/2012
	7	8/30/2005	1,680		17.08750	10/30/2010
	7	4/28/2005	138		14.90250	2/6/2011
	7	4/28/2005	156		14.90250	10/30/2010
	6	2/16/2005	24,000		12.61500	2/16/2015
	3	12/8/2004	13,334	6,666	13.28500	12/8/2014
	14	10/5/2007					3,053	44,269
	21	2/14/2007					2,000	29,000
	15	2/14/2007					6,000	87,000
	13	2/15/2006					7,198	104,371
	16	2/16/2005					4,500	65,250
	17	12/8/2004					3,000	43,500

Notes to the above table:

[1]	Represents the mean between the highest and the lowest stock price of a share of Common Stock on the grant date of the option.

[2]	On December 31, 2008, the last trading day of fiscal year, the closing market value of the Common Stock was $14.50.

[3]	The option vests at 33.3334% on June 8, 2005 and 33.3333% on June 8, 2007 and June 8, 2009.

[4]	The option vests at 33.334% on the first anniversary and 33.333% on the third and fifth anniversaries of the grant date.

[5]	The option vests at 33.334% on the ninth month and 33.333% on the thirtieth and fifty-fourth month after the grant date.

[6]	The option vests at 33.34% on the eighteenth month and 33.33% on each of the thirtieth and forty-second months after the grant date.

[7]

This is a reload option grant which is 100% vested on the date of grant. Under the reload feature, which was ended effective January 1, 2006, a holder received options to replace shares used to pay the Company for shares acquired when a stock option was exercised and to satisfy tax withholding obligations. The reload options were granted at an exercise price that was equal to the mean between the highest and lowest stock price of a share of Common Stock on the day of the award and expire on the expiration date of the original option grant.

[8]	The option vests at 33.334% on August 14, 2008 and 33.333% on August 14, 2009 and August 14, 2010.

[9]	The option vests at 33.334% on August 14, 2009 and 33.333% on August 14, 2010 and August 14, 2011.

[10]	The option vests at 33.334% on August 13, 2009 and 33.333% on August 13, 2010 and August 13, 2011.

[11]	The option vests at 33.334% on November 25, 2009 and 33.333% on November 25, 2010 and November 25, 2011.

[12]	The restricted stock unit award vest at 33.4% on November 25, 2009 and 33.3% on November 25, 2010 and November 25, 2011.

[13]	The restricted stock unit award vests at 33.4% on August 15, 2008 and 33.3% on August 15, 2009 and August 15, 2010.

[14]	The restricted stock unit award vests at 33.4% on the third anniversary and 33.33% on the fourth and fifth anniversaries of the base date, April 5, 2007.

[15]	The restricted stock unit award vests at 33.4% on August 14, 2009 and 33.3% on August 14, 2010 and August 14, 2011.

[16]	The restricted stock unit award vests at 33.4% on August 16, 2007 and 33.3% on August 16, 2008 and August 16, 2009.

[17]	The restricted stock unit award vests at 33.4% on the third anniversary of the base date and 33.3% on the fourth and fifth anniversaries of the base date, June 8, 2004.

[18]	The restricted stock unit award vests at 33.4% on August 13, 2010 and 33.3% on August 13, 2011 and August 13, 2012.

[19]	The restricted stock unit award vests at 33.34% on January 24, 2011 and 33.33% on January 24, 2012 and January 24, 2013.

[20]	The restricted stock unit award vests 100% on the fourth anniversary of the grant date.

[21]	The performance share award vests at 33.34% on December 31, 2007 and 33.33% on December 31, 2008 and December 31, 2009 subject to the achievement of performance goals.

[22]	The performance share award vests at 33.34% on December 31, 2008 and 33.33% on December 31, 2009 and December 31, 2010 subject to the achievement of performance goals.

[23]	The options terminate 10 years after the grant date. In the case of reload options, the options terminate 10 years after the original grant date.

[24]	Does not include amounts forfeited per the Denninger Agreement.

Option Exercises and Stock Vested in 2008

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)[3]	Value Realized on Vesting ($)[2,3]
G.F. Milzcik	0	0	35,150	686,418
F. C. Boyle, Jr.	0	0	7,600	178,164
W.C. Denninger[4]	0	0	20,102	484,461
J. R. Arrington	0	0	20,786	490,353
S.M. Deakin	0	0	600	5,630
P.J. Dempsey	0	0	15,798	380,540

Notes to the above table:

[1]	Amount reflects the difference between the exercise price of the option and the market value at the time of exercise.

[2]	Amount reflects the market value of the stock on the day the stock vested.

[3]

Amount includes performance shares vested on December 31, 2008 for Messrs. Milzcik, Boyle, Arrington, Deakin and Dempsey which were awarded in the amounts of 12,983, 966, 2,450, 600 and 2,000, respectively, and which were paid in the form of shares of Common Stock on March 1, 2009, when the market value was $9.3825 per share based on the value on the prior business day, February 27, 2009. The value realized on vesting of these performance share awards was $121,813; $9,063; $22,987; $5,630 and $18,765, respectively, for Messrs. Milzcik, Boyle, Arrington, Deakin and Dempsey.

[4]	In accordance with the terms of the awards, unvested performance shares were forfeited upon Mr. Denninger’s retirement.

Pension Benefits

The table below sets forth the calculated pension benefits for the named executive officers.

Pension Benefits Table

Name and Principal Position	Plan Name	Number of Years Credited Service (12/31/2008)	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Gregory F. Milzcik President and Chief Executive Officer	Qualified	9.500	$211,518	$0
	RBEP	9.500	N/A	0
	SSORP	9.500	891,920	0
	SERP	9.500	120,276	0

Francis C. Boyle Jr. Vice President, Controller and Acting Chief Financial Officer	Qualified	30.667	1,146,182	0
	RBEP	30.667	153,567	0
	SSORP	N/A	N/A	0
	SERP	30.667	149,475	0

William C. Denninger Former Senior Vice President, Finance and Chief Financial Officer	Qualified	8.417	260,578	0
	RBEP	N/A	N/A	0
	SSORP	8.167	1,354,919	64,552
	SERP	N/A	N/A	0

John R. Arrington Senior Vice President, Human Resources	Qualified	10.667	550,634	0
	RBEP	10.667	N/A	0
	SSORP	10.667	1,255,841	0
	SERP	10.667	203,700	0

Name and Principal Position	Plan Name	Number of Years Credited Service (12/31/2008)	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Scott M. Deakin Senior Vice President, Corporate Development	Qualified	1.583	$20,591	$0
	RBEP	1.583	8,846	0
	SSORP	1.583	—	0
	SERP	1.583	3,213	0

Patrick J. Dempsey Vice President, Barnes Group Inc. and President, Logistics and Manufacturing Services	Qualified	8.167	117,726	0
	RBEP	8.167	N/A	0
	SSORP	8.167	239,272	0
	SERP	8.167	37,133	0

Notes/Comments:

[1]

All assumptions are as detailed in the notes to the consolidated financial statements for the fiscal year ending December 31, 2008, including a discount rate of 6.50% with the exception of the following:

•	Retirement age for all plans is assumed to be the later of unreduced retirement age, as defined by each plan, or age as of December 31, 2008.

•	No pre-retirement mortality, disability, or termination is assumed.

[2]

Consistent with financial disclosure calculations, it is assumed that the form of payment as of December 31, 2008 is life annuity for the Salaried Retirement Income Plan (Qualified), the Retirement Benefit Equalization Plan and the Supplemental Executive Retirement Plan. It is assumed that the form of payment as of December 31, 2008 is a 50% Joint and Survivor annuity for the Supplemental Senior Officer Retirement Plan for married participants.

[3]	The 2008 qualified plan compensation limit of $230,000 has been incorporated.

[4]

The terms of the Retirement Benefit Equalization Plan, the Supplemental Executive Retirement Plan and Supplemental Senior Officer Retirement Plan documents as amended and restated effective January 1, 2009 have not been reflected in the December 31, 2008 tables. The value of the changes is not material. The terms of the Boyle Agreement and the Deakin Agreement have not been reflected in the December 31, 2008 tables.

[5]	The Prior Plan Offset benefit payable as of age 62 for Mr. Milzcik is an estimated benefit.

[6]	Internal Revenue Code Section 415 limits are not reflected for these calculations. Note that the limits would only affect the distribution of amounts between the qualified and non-qualified plans.

Discussion Concerning Pension Benefits Table

We provide retirement benefits to the named executive officers under four defined benefit pension plans: the Barnes Group Salaried Retirement Income Plan, which is referred to as the “Pension Plan,” the Barnes Group Supplemental Executive Retirement Plan, which is referred to as the “SERP,” the Barnes Group Supplemental Senior Officer Retirement Plan, which is referred to as the “SSORP,” and the Retirement Benefit Equalization Plan, which is referred to as the “RBEP.” The Pension Plan is a broad-based tax-qualified defined benefit pension plan. The Pension Plan provides retirement income based on a percentage of annual compensation. The SERP and the SSORP are non-tax-qualified supplemental executive retirement plans that provide more generous benefits than the Pension Plan for designated employees and senior executive officers of the Company.

As of December 31, 2008, one named executive officer met the age and service requirements for early retirement under the SSORP. However, under the SSORP as in effect during 2008 early retirement benefits are available only if a participant’s retirement is approved by our Board of Directors or if the participant is asked to retire by our Board of Directors or Chief Executive Officer. That named executive officer also met the requirements for early retirement under the Pension Plan and SERP. One other named executive officer is eligible for early retirement under the Pension Plan.

Salaried Retirement Income Plan

The Pension Plan is a defined benefit pension plan designed to provide income after retirement to eligible participants and their beneficiaries. Only salaried employees, including the named executive officers, are eligible to participate in the Pension Plan.

In general, each eligible employee receives credit for benefit accrual and vesting purposes equal to the number of full months elapsed from the date the employee becomes a participant until the date the participant is no longer employed by us as a salaried employee. There are certain exceptions for authorized leaves of absence.

The normal retirement date under the Pension Plan is the first day of the month following (1) a participant’s 65 th birthday or (2) if hired after age 60, the month the employee achieves five years of service. Employees are eligible for early retirement if they have completed 10 years of vesting service and have reached age 55. A participant whose employment terminates before he or she is eligible to retire on a normal or early retirement date but who has otherwise met the vesting requirements of the Pension Plan is entitled to a deferred vested retirement benefit. A participant is 100% vested in the Pension Plan after completing five years of vesting service.

In 2006, the benefit formula for calculating benefits under the Pension Plan was changed for credited service earned on and after January 1, 2007. The following table shows the calculation of the basic retirement benefit for credited service earned as of December 31, 2006 under the prior formula, and for credited service earned on and after January 1, 2007:

	Benefit Accrual Rate
	For Credited Service Earned as of 12/31/2006	For Credited Service Earned on and after 1/1/2007
Final Average Earnings up to Covered Compensation times Credited Service up to 25 years times	1.85%	1.5%
Plus
Final Average Earnings above Covered Compensation times Credited Service up to 25 years times	2.45%	2.0%
Plus
Final Average Earnings times Credited Service over 25 years times	0.5%	0.5%

Benefit Formula Terms

Final Average Earnings is the average of a participant’s highest five consecutive years’ compensation within the 10 years before retirement or termination from the Company. Compensation includes all earnings paid to the participant as reported to the Internal Revenue Service on the participant’s Form W-2, but excludes overtime pay, bonuses, director’s fees, reimbursement of expenses and any other additional form of earnings, including contributions made to or under any other form of benefit plan (e.g., a 401(k) or profit sharing plan). The 2008 qualified plan compensation limit is $230,000. Non-qualified plans are not subject to this limit.

Covered Compensation is the average annual earnings used to calculate a participant’s Social Security benefit. Covered Compensation is based on the year in which a participant reaches his or her Social Security retirement age. It assumes that the participant will earn the maximum amount taxable by Social Security up to that time. Covered Compensation for a participant who reached age 65 and retired in 2008 was $57,000.

Credited Service for Benefit Purposes is the total time a participant spends working at the Company that counts toward his or her pension benefit. Credited Service most often is the number of months the participant works for the Company.

The basic retirement benefit is reduced by the monthly amount of income payable to the participant attributable to employer contributions under any other tax-qualified defined benefit pension plan under which the participant receives credit for service which also constitutes credited service under the Pension Plan.

Where a participant has a spouse on the date that his or her retirement benefit begins, the default form of benefit is a qualified joint and survivor annuity option with the participant’s spouse entitled to receive 50% of the participant’s retirement benefit in the event of the participant’s death. Where a participant does not have a spouse on the date that his or her retirement benefit is to begin, the normal form of payment is a single life annuity with no amount of the benefit payable to any individual after the participant’s death.

The normal retirement benefit of a participant will be his or her basic retirement benefit as determined above multiplied by 100% (minus any percentage attributable to the cost of a pre-retirement survivor annuity, if applicable) and multiplied by (a) the actuarial equivalent factor of the normal form of benefit for the participant or (b) the actuarial equivalent factor of any optional form of retirement benefit provided for under the Pension Plan that the participant elects to receive instead of the normal form. Optional forms of benefit include Contingent Annuity of 25%, 50%, 75% or 100%, 120 Months Certain and Life Option, Level Income Option, and Level Income and Contingent Annuity Option.

The maximum annual benefit payable to a participant in any calendar year may not exceed the limitations imposed by the Internal Revenue Code.

Supplemental Executive Retirement Plan

The purpose of the SERP is to provide supplemental pension benefits to selected employees and certain officers of the Company, including the named executive officers, who elect any form of contingent annuity under the Pension Plan under which a spouse or former spouse is the contingent pensioner. A “contingent pensioner” is a person who will receive annuity payments under the Pension Plan after the death of the participant.

An employee is eligible for benefits under the SERP if he or she is an officer of the Company or one of its subsidiaries who retires (whether or not as an officer) at or after age 55 with at least 10 years of service under the Pension Plan or ceases to be an officer due to disability, or if the Benefits Committee designates that such employee is eligible to participate in the SERP and such person is receiving retirement benefits under the Pension Plan under which the contingent pensioner is the participant’s spouse or former spouse.

The benefit payable to a participant is a monthly supplemental annuity equal to (a) minus (b), where:

(a)	equals the sum of: (i) the monthly retirement income payable to the participant if he or she elected a straight life annuity under the Pension Plan, and (ii) if the participant is also a participant in the SSORP, the monthly retirement income payable to the participant if he or she elected a straight life annuity under the SSORP; or if the participant is also a participant in the RBEP, the monthly retirement income payable to the participant if he or she elected a straight life annuity under the RBEP; and

(b)	equals the sum of: (i) the monthly pension benefits to which the participant is entitled pursuant to the Pension Plan were he or she to elect the 50% contingent pensioner form of annuity,

naming such spouse or former spouse as contingent pensioner, and irrespective of whether or not the participant in fact elects the 50% contingent pensioner form of annuity under the Pension Plan, and (ii) if the participant is also a participant in the SSORP, the monthly pension benefits to which the participant is entitled pursuant to the SSORP were he or she to elect the 50% contingent pensioner form of annuity, naming such spouse or former spouse as contingent pensioner, and irrespective of whether or not the participant in fact elects the 50% contingent pensioner form of annuity under the SSORP; or if the participant is also a participant in the RBEP, the monthly pension benefits to which the participant is entitled pursuant to the RBEP were he or she to elect the 50% contingent pensioner form of annuity, and irrespective of whether or not the participant in fact elects the 50% contingent pensioner form of annuity under the RBEP.

Pension benefits attributable to any period after a participant ceases to be an officer are generally disregarded in calculating the participant’s SERP benefits.

Effective January 1, 2009, the SERP was amended to (i) require participants to execute a covenant agreement and release of claims to receive payments under the SERP, (ii) comply with Treasury Regulations related to Internal Revenue Code Section 409A, (iii) provide a SERP benefit to participants without a spouse, and (iv) make distributions in five installments over a four-year period following retirement rather than in the form of an annuity for those SERP participants who also participate in the SSORP and who had not both attained age 55 and completed five years of credited service as of January 1, 2009.

Supplemental Senior Officer Retirement Plan

The SSORP is designed to provide supplemental retirement benefits to selected employees of the Company. Only employees named by the Board of Directors are eligible to participate in the SSORP. As of December 31, 2008, there were 6 executive officers and 1 non-management employee of the Company designated as participants in the SSORP.

After reaching age 55 and completing 5 years of credited service, if a participant is asked to retire by the President and Chief Executive Officer of the Company or the Company’s Board of Directors, or such participant’s retirement is approved by the Company’s Board of Directors, such participant is entitled to receive an early retirement benefit under the SSORP equal to (a) minus the sum of (b), (c), and (d), where:

(a)	equals 55% of the participant’s final average compensation multiplied by the ratio (not to exceed 1.0) of his or her credited service to the greater of 15 or the credited service the participant would have completed had credited service continued to age 62 multiplied by a percentage factor (less than 100%) based on the participant’s age at the time that benefits commence;

(b)	equals the participant’s Pension Plan benefit as of such date;

(c)	equals the participant’s Social Security benefit; and

(d)	equals the participant’s prior employer benefit multiplied by the same percentage factor based on the participant’s age used in the calculation of (a).

Upon reaching age 62 and completing 10 years of credited service, a participant is entitled to retire with a lifetime benefit equal to (a) minus the sum of (b), (c) and (d), where:

(a)	equals 55% of the participant’s final average compensation multiplied by the ratio (not to exceed 1.0) of his or her credited service to 15;

(b)	equals the participant’s Pension Plan benefit; and

(c)	equals the participant’s Social Security benefit; and

(d)	equals the participant’s prior employer benefit.

“Final average compensation” has the same meaning as Final Average Earnings under the Pension Plan except that “final average compensation” is not subject to the Internal Revenue Service qualified plan compensation limits. In addition, “final average compensation” includes bonuses. The “Pension Plan benefit” is the annual pension benefit payable as a single life annuity upon the participant’s actual retirement date, excluding any portion of such annual pension benefit attributable to any period after, or any compensation earned after, the participant has a “separation from service” within the meaning of Internal Revenue Code Section 409A. “Social Security benefit” means the participant’s annual Social Security benefit. “Prior employer benefit” means any benefit paid or payable by any prior employer of the participant.

Effective January 1, 2009, the SSORP was amended to (i) limit participation to those individuals participating in the plan on December 31,2008, (ii) require participants to execute a covenant agreement and release of claims to receive payments under the SSORP, (iii) comply with Treasury Regulations related to Internal Revenue Code Section 409A, (iv) allow participants who complete at least 10 years of credited service to retire with reduced benefits as early as age 55, without obtaining Company consent and (v) make distributions in five installments over a four-year period following retirement rather than in the form of a annuity for those SSORP participants who had not both attained age 55 and competed five years of credited service as of January 1, 2009.

Retirement Benefit Equalization Plan

The purpose of the RBEP is to supplement benefits for participants in the Pension Plan whose benefits are limited by statute, including Internal Revenue Code Section 415. Participants include any employee of the Company whose Pension Plan benefits are so limited, and who is not receiving benefits under the SSORP. The RBEP pays the difference between benefits paid under the Pension Plan and what the participant would have received but for the statutory limitations described in the Pension Plan. For participants who retired and commenced distributions before December 31, 2008, benefits payable under the RBEP are paid at the same time and the same manner as benefits paid pursuant to the Pension Plan; participants who retire after that date receive an annuity benefit payable beginning on the first day of the month following the participant’s 55 th birthday, if the participant separates from service before age 55, or as of the first day of the month following the date of the participant’s separation from service, if the participant separates from service after age 55. Former employees age 55 or above as of January 1, 2009 who are entitled to benefits under the RBEP that are not in pay status as of that date are to be paid their RBEP benefit in an actuarially equivalent lump sum during the 90-day period beginning on January 1, 2009. In the case of specified employees, benefits that would otherwise be paid within six months of the employee’s separation from service are not paid until the end of the six-month period.

Effective January 1, 2009, the RBEP was updated to comply with Treasury Regulations related to Internal Revenue Code Section 409A. In order to receive payments under the RBEP after January 1, 2009, a participant must execute a covenant agreement and release of claims.

Termination Provisions of Employment and Severance Arrangements

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to the named executive officers in the event of a termination of employment or a change in control of the Company. The key provisions of those arrangements are described below, and then the values of potential payments that would be due if termination of employment or a change-in-control occurred on December 31, 2008 are set forth in the table following the description.

Employment Agreement

Termination Provisions of Mr. Milzcik’s Employment Agreement. We have an employment agreement with Mr. Milzcik, our President and Chief Executive Officer. The terms of the agreement that relate to termination and change in control are described below. The terms that relate to compensation are set forth under the heading “Discussion Concerning Summary Compensation and Grants of Plan-Based Awards Tables.”

If Mr. Milzcik’s employment is terminated by us other than for cause, death or disability, or by Mr. Milzcik for good reason, he will receive:

•	Two-year continuation of his salary as of the date of termination,

•	Two-year continuation of then provided welfare benefits (to the extent continuation is permitted under the Company’s plans),

•

All benefits, if any, he is entitled to under all of the Company’s programs (excluding severance pay or salary continuation programs) providing benefits after termination (“Accrued Post-Employment Benefits”),

•	The annual bonus for the prior completed fiscal year, if as of the termination date such annual bonus has not yet been paid,

•

The prorata portion of any annual bonus for the calendar year in which the termination occurs that would have been paid had his employment continued; provided that, in determining the amount of the bonus, the Compensation Committee maintains its rights under the bonus plan to exercise negative discretion in determining the amount of the bonus, and

•	Annual payment for two years following termination of an amount equal to his target bonus in effect for the year of termination.

In addition, (a) all outstanding options to purchase Common Stock held by Mr. Milzcik and granted on or after October 19, 2006 will continue to vest during the two-year period and will remain exercisable for the lesser of the term of the option and one year following the expiration of the two-year period, and (b) outstanding restricted stock units or performance shares or performance unit awards granted on or after October 19, 2006 will vest as of the date of such termination to the extent such awards would have vested in accordance with their regular vesting schedule if his employment had continued for the two-year period and, in the case of performance shares or units with performance periods beginning on or before January 1, 2009, as if the applicable performance goal had been achieved at the target; performance shares or performance unit awards with performance periods beginning after January 1, 2009 will vest if and when they would otherwise vest in accordance with the performance goals applicable to the awards.

In the event of a change in control, all outstanding stock options, restricted stock unit awards and performance share or performance unit awards then held by Mr. Milzcik that were granted on or after October 19, 2006 that are not then vested will immediately become vested and, in the case of performance shares or performance units, as if the applicable performance goals were achieved at the target level of performance. Mr. Milzcik’s rights and entitlements with respect to equity-based grants awarded prior to October 19, 2006 will be determined in accordance with the applicable award agreements.

Termination by us without cause or by Mr. Milzcik for good reason within two years after a change in control entitles him to the same severance arrangements as a normal severance without cause except his severance payments will be paid in a lump sum on the first day of the seventh month after the date of termination, he will receive a prorated bonus for the year of severance, and the bonus component of his severance benefit will be based on the higher of (i) the target bonus in the year of severance, or

(ii) the average of the last three bonuses paid to him. Any termination or change in control payments to be made pursuant to the employment agreement may be delayed or deferred by us to comply with applicable laws, regulations and stock exchange rules, including Internal Revenue Code Section 409A. Any amounts deferred to comply with Section 409A shall bear interest for the period of the deferral at the applicable federal rate.

If his employment is terminated by us for cause or by Mr. Milzcik other than for good reason, we will pay him his earned and unpaid salary and any Accrued Post-Employment Benefits as of the date of termination.

In the event of termination due to death or disability, we will pay Mr. Milzcik’s earned and unpaid salary and any Accrued Post-Employment Benefits as of the date of termination and provide him or his beneficiary, as applicable, the compensation and benefits made available generally to our executive officers in the event of death or disability under the terms and conditions of our applicable plans, policies, programs or arrangements applicable to executive officers.

Following termination of employment, Mr. Milzcik has agreed not to compete with the Company for two years, or solicit our customers for two years or our employees for three years, and to abide by confidentiality, non-disparagement and trade secrets covenants in perpetuity.

The multiples of salary and other benefits payable to Mr. Milzcik upon a termination event or a change in control as specified in his agreement are the result of negotiation between the Compensation Committee and Mr. Milzcik. In connection with the negotiations the Compensation Committee was advised by its compensation consultant as to such terms provided to chief executive officers of similar ability and experience at comparable companies. In addition, the termination multiples of the components of compensation were generally the same as those contained in the employment agreement of the previous Chief Executive Officer of the Company. In agreeing to such terms on behalf of the Company, the Compensation Committee believed that such terms were in line with those provided to other such executives at comparable companies, and were consistent with the best interests of the Company’s stockholders as such terms constitute an appropriate and meaningful inducement for the Mr. Milzcik to devote himself for the foreseeable future to the success of the Company. The Compensation Committee also believes that the Company’s change-in-control arrangements for Mr. Milzcik help assure that he will act in the best interest of the stockholders in any proposed merger or acquisition transaction, even if he might face possible termination of employment as a result of such a transaction.

To the extent that any payment or distribution to Mr. Milzcik is or will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, his agreement provides that total payments to Mr. Milzcik will be reduced (but not below zero) if and to the extent that a reduction in the total payments would result in Mr. Milzcik retaining a larger amount, on an after-tax basis, than if he received the entire amount of such payments.

Retirement Arrangement with Mr. Denninger

In connection with the retirement of William C. Denninger, our former Senior Vice President, Finance and Chief Financial Officer, from the Company, the Company and Mr. Denninger entered into the Denninger Agreement to assure an effective transition of his responsibilities to his successor and to comprehensively determine amounts to be paid Mr. Denninger relating to his participation in the Company’s compensation and benefit programs over his years of service, including with regard to salary continuation and severance, welfare and fringe benefit plans, health and life insurance plans, pension and other retirement plans, cash and equity incentive plans, deferred compensation plans, and financial planning and vacation benefits. Pursuant to the Denninger Agreement, Mr. Denninger signed a release of claims and a covenant agreement in which Mr. Denninger made commitments regarding confidentiality, non-competition, non-solicitation, non-disparagement and cooperation with the Company. Pursuant to the Denninger Agreement, Mr. Denninger:

•	continued as an employee of the Company and was paid his salary at the same rate as paid prior to his retirement plus a consulting fee of $35,000 per month through August 31, 2008;

•	was paid for ten days of accrued and unused vacation at his salary rate prior to this Retirement;

•	continued to participate through August 31, 2008 in the Company employee welfare benefit plans, the Senior Executive Enhanced Life Insurance Program and the Company pension plan;

•

continued to participate in the fringe benefit plans of the Company that he was eligible to participate in immediately prior to his Retirement, including company car, cell phone, club membership, executive physical and financial planning.

The Denninger Agreement also provides that in consideration of Mr. Denninger executing an additional release:

•	Mr. Denninger was to be paid an amount equal to his salary immediately prior to his retirement plus a consulting fee of $35,000 per month during the period from September 1, 2008 through May 31, 2009,

•

Mr. Denninger received payments under the Supplemental Senior Officer Retirement Plan, and continues to participate in certain of the welfare benefit plans of the Company and in the Senior Executive Enhanced Life Insurance Program through May 31, 2009, and

•	26,933 transfer-restricted shares of the Performance-Accelerated Restricted Stock Units became transferable.

The aggregate amount paid and payable to Mr. Denninger pursuant to the terms of the Denninger Agreement is included in the All Other Compensation column of the Summary Compensation Table as detailed in note 6 thereto.

Agreement with Mr. Boyle

The Boyle Agreement provides that if Mr. Boyle remains in full-time employment with us through February 28, 2010, satisfactorily performs his duties, and is retired on March 1, 2010 we will pay him a lump sum of $91,875 on September 2, 2010 and an additional $223,125 in seventeen equal monthly installments of $13,125 beginning October 2010. These payments are in addition to any amount Mr. Boyle may be entitled to under our retirement plans. These payments will also be made if Mr. Boyle’s employment terminates before February 28, 2010 under circumstances that entitle him to receive benefits under the Company’s Executive Separation Pay Plan.

Agreement with Mr. Deakin

In connection with Mr. Deakin leaving the Company, the Company and Mr. Deakin entered into the Deakin Agreement which sets forth payments to be made to Mr. Deakin. Pursuant to the Deakin Agreement, Mr. Deakin signed a release of claims and a covenant agreement in which Mr. Deakin made commitments regarding confidentiality, non-competition, non-solicitation, non-disparagement and cooperation with the Company. The aggregate amount paid and payable to Mr. Deakin pursuant to the Deakin Agreement is included in the All Other Compensation column of the Summary Compensation Table as detailed in note 6 thereto.

Severance Arrangements

We entered into a change in control severance agreement with each of the named executive officers when they joined the Company. The agreements were amended on December 31, 2007 and 2008, to comply with certain requirements of Section 409A of the Internal Revenue Code. The initial term of each of the agreements was one year with an automatic annual extension commencing on each January 1, unless the Company or the executive provides written notice not later than September 30 of the preceding year of a determination not to extend the agreement. However, if a change in control occurs during the term of the agreement, the term will expire no earlier than 24 months after the month in which the change in control occurs. When the Board of Directors determined in 1997 the amounts payable under its change-in-control program, the Board of Directors based its determination in part on its review at such time of available information of such programs maintained by similarly situated companies with the assistance of outside advisers. The Compensation Committee reviews the program at such times as it deems appropriate to determine whether the amounts payable under the agreements are appropriate given market practices and the Company’s circumstances. The Compensation Committee also believes that the Company’s change-in-control arrangements for its executive officers help assure that they will act in the best interest of the stockholders in any proposed merger or acquisition transaction, even if they might face possible termination of employment as a result of such a transaction.

All rights of Mr. Milzcik upon a change in control are governed exclusively by his employment agreement (and not his severance agreement), except that his rights with respect to any equity-based grants made before October 19, 2006, the date of his promotion, are governed by the plans under which such grants were made and the grant agreements.

The severance agreement provides, among other things, that upon the occurrence of a change in control, the executive is entitled to a cash payment equal to a prorated target annual bonus for the year in which the change in control occurs which will be credited against any annual bonus or incentive award that the executive is otherwise entitled to receive with respect to such year. Also, upon the occurrence of a change in control, the executive is fully vested in all options held by him, and other stock-based awards held by the executive will vest and be paid at such time on or after the date of a change in control and to the extent provided for in the award agreements evidencing such awards. The severance agreement requires any such award agreements to provide for vesting and payment of such awards in connection with a change in control on terms that comply with Section 409A of the Internal Revenue Code or an exclusion there from.

In addition, if, following a change in control, the executive’s employment is involuntarily terminated other than for cause or if the executive voluntarily terminates employment for good reason, then he is entitled to severance payments and benefits conditioned on him executing a release of claims relating to his employment and his termination of employment. These payments and benefits consist of: (i) an amount equal to two times his most recent base salary and two times the highest of his annualized average annual bonus for the years (up to three) prior to his employment termination or the change in control or the target bonus for the year in which separation from service occurs; (ii) a cash payment equal to a prorated target bonus for the year in which the separation from service occurs (less any prorata bonus previously paid for the same period); (iii) 24 months of additional age credit, benefit accruals and vesting credit under the Company’s non-qualified and qualified retirement plans, with the resulting benefits payable either at the times provided by such plans or in an actuarially equivalent lump sum on March 1 of the year following the year in which the date of termination occurs; (iv) a lump sum amount equal to 24 multiplied by the executive’s average monthly perquisite allowance (as in effect prior to the date of termination or, if higher, prior to the change in control), and 24 months of continued financial planning assistance at the Company’s expense; and (v) 24 months continued participation in any welfare plans of the Company in which the executive was participating at the time of his employment termination or the change in control, including without limitation 24 months of health care benefits on a tax-free (i.e., grossed up) basis and continued participation in the Company’s Senior Executive Enhanced Life Insurance Program to the extent that the executive is a participant in that plan at his employment termination or the change in control. If during the term of the agreement following a change in control the Company disputes that the executive’s employment has been involuntarily terminated other than for cause or that the executive terminated employment for good reason, when in fact that was the case, the Company may be obligated under the agreement to continue to pay the executive salary, bonus, benefits and perquisites as described above for the balance of the term of the agreement, in addition to the payments and benefits described above.

If the executive becomes entitled to health, welfare, pension and other benefits of the same type as referred to above during the 24-month period following employment termination, the Company will stop providing these benefits to him and the executive may be obligated to repay a portion of any previously paid lump sum described in clause (iii) or (iv) above.

The agreement also provides that, if any payment or benefit would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, the severance payments and benefits to the executive will be reduced if and to the extent that reducing the payments and benefits would result in the executive’s retaining a larger amount, on an after-tax basis, than if he received the entire amount of such payments and benefits.

Except in the case of Mr. Milzcik, whose rights in the event of a change in control are generally governed by his employment agreement, the severance (change-in-control) agreement supersedes any other agreements that apply in the event that the executive’s employment with us is terminated following a change in control without cause or by the executive for good reason. The superseded agreements would include the Barnes Group Inc. Executive Separation Pay Plan described below.

Barnes Group Inc. Executive Separation Pay Plan

During 2008, Messrs. Arrington, Boyle, Deakin, Dempsey and Denninger were each covered by the Executive Separation Pay Plan. Mr. Milzcik’s employment agreement, which is summarized above, supersedes the Executive Separation Pay Plan with respect to the payments and benefits he would be entitled to receive upon termination from the Company. The Executive Separation Pay Plan provides for severance payments and benefits to an eligible executive who experiences an involuntary separation from service without cause provided that, after December 31, 2008, such separation is not covered by a severance agreement. No payments or benefits are made to an executive whose employment is terminated due to misconduct of any type, including, but not limited to, violation of Company rules or policies or any activity which results in conviction of a felony or if the employment termination is a result of the sale of a business unit of the Company and the employee is offered employment by the purchaser within 30 days after the closing of the sale, in a comparable position and for substantially equivalent compensation and benefits as before the sale.

Pursuant to the Executive Separation Pay Plan, a terminated eligible named executive officer is entitled to minimum severance of one month’s base salary or the amount of accrued vacation pay, whichever is greater. In order to receive the higher severance benefit of 12 months salary continuation plus accrued vacation pay, the eligible named executive officer must execute a release of claims acceptable to us. The salary portion is to be paid on regular payroll dates but payments may be delayed until six months after separation from service if necessary to comply with Internal Revenue Code Section 409A. The vacation pay portion is to be paid in a lump sum. During the severance period, benefits will continue to be provided pursuant to medical, dental, group life, supplemental life, dependent life, flexible benefit, and accidental death and dismemberment insurance and long-term disability plans and after December 31, 2008, the Senior Executive Enhanced Life Insurance Program or Enhanced Life Insurance Program will be continued for executives who had not yet attained age 55 and completed at least 10 years of service,.

Effective January 1, 2009, the Executive Separation Pay Plan was updated to comply with Treasury Regulations related to Internal Revenue Code Section 409A.

Retirement Plans

The amount and form of pension benefits that would be paid upon a qualifying retirement under our Pension Plan, Supplemental Senior Officer Retirement Plan, and Supplemental Executive Retirement Plan are disclosed in the Pension Table above and in the discussion that accompanies that table. Any additional retirement benefits that would be payable in the event of termination of employment or a change in control are shown in the “Potential Payments Upon Termination or Change in Control” table.

Stock Options

Below is the standard treatment of stock options under the various types of termination of employment and in the event of a change in control, although the exact treatment may vary by agreement. Special provisions that apply to Mr. Milzcik’s stock options are described above under “Termination Provisions of Mr. Milzcik’s Employment Agreement.”

Stock Options granted prior to 2000. If the holder’s employment terminates other than by reason of death, disability or retirement or cause, the portion of the stock options that is exercisable as of the date of the termination will remain exercisable for 90 days and then terminate; and the stock options that are not exercisable at the date of termination will be forfeited. If the holder’s employment terminates due to death or disability or the holder retires, the portion of the stock options that are not exercisable will immediately become exercisable and the stock options will be exercisable for a year after the termination date. If the holder’s employment is terminated for cause, all outstanding stock options will terminate.

Stock Options granted in 2000 and thereafter. If the holder’s employment terminates other than by reason of death, disability or retirement or for cause, (i) the portion of the stock options that are exercisable as of the date of termination will terminate; provided, however, if the employee is terminated by the Company without cause the stock options that were exercisable as of the date of termination will remain exercisable for one year from the date of termination and (ii) the portion of the stock options that have not become exercisable will be forfeited. If the holder’s employment terminates due to death or disability, the portion of the stock options that are not exercisable will immediately become exercisable and the stock options will be exercisable for a year after the termination date. If the holder’s employment terminates by reason of retirement at the age of 62 or later with a minimum of five years of service, the portion of the stock options that are not yet exercisable on the retirement date will continue to become exercisable for up to one year after the date of retirement so long as the holder executes a covenant not to compete, and up to five years if the holder also executes a release of claims. If the holder’s employment is terminated for cause, all outstanding stock options will terminate. Upon a change in control, all stock options vest.

Restricted Stock Unit Awards

For the purposes of the table, below is the standard treatment of restricted stock units under the various types of termination of employment and in the event of a change in control, although the exact treatment varies by agreement and by person. Special provisions that apply to Mr. Milzcik’s restricted stock unit awards are described above under “Termination Provisions of Mr. Milzcik’s Employment Agreement.”

If the holder’s employment terminates, other than due to death or disability or retirement, the unvested portion of the award terminates. If the holder’s employment is terminated due to death or disability, the unvested portion of the award vests in full, except in the case of awards granted before 2005, which vest on a prorata basis. If the holder’s employment terminates by reason of retirement, the unvested portion of the award may continue to vest if the holder executes a covenant not to compete and release of claims. If the holder’s employment is terminated for cause, the unvested portion of the award terminates. If there is a change in control, any unvested restricted stock units will become vested.

Performance Share Awards

Below is the standard treatment of performance share awards under the various types of termination of employment and in the event of a change in control, although the exact treatment may vary by agreement. Special provisions that apply to Mr. Milzcik’s performance share awards are described above under “Termination Provisions of Mr. Milzcik’s Employment Agreement.”

If a holder’s employment terminates due to death or disability then the holder earns for the performance year in which the termination occurs the number of awards that would have been earned in the year as if the holder were employed through the end of the performance year, except if there is a change in control in that year in which case the maximum number (or in the case of the 2006 and subsequent awards, the target number, representing 80% of the maximum number) that could be earned in that year will be earned. If a holder’s employment terminates for any other reasons, then all awards not earned as of the termination date terminate.

If there is a change in control before the last day of the award period, the target number of performance share awards will be deemed earned immediately.

Performance-Accelerated Restricted Stock Unit Awards

If a holder’s employment terminates as a result of death or disability before the normal vesting date and before the performance goal is achieved and after the second anniversary of the grant date, then on the date of termination a prorata amount, based on the number of months that have elapsed since the grant date, will become non-forfeitable. If a holder’s employment terminates as a result of death or disability before the normal vesting date and after the performance goal is achieved and after the first anniversary of the grant date and before the first anniversary of the date on which the performance goal was achieved, then the performance-accelerated restricted stock units will become non-forfeitable.

If after the third anniversary of the grant date but before normal vesting, a holder retires at or after age 62 with a minimum five years of service, and the holder executes a covenant not to compete and a release of claims, then any performance-accelerated restricted stock units that have not become non-forfeitable will become non-forfeitable as if the holder had remained employed by the Company, unless the holder dies after retirement in which case the performance-accelerated restricted stock units will become non-forfeitable at the time of death.

If a holder of 2004 performance-accelerated restricted stock units is terminated involuntarily, other than for cause, death, disability or retirement, on or after February 10, 2009 but before August 11, 2010 and the holder executes a covenant not to compete and a release of claims, then a prorata portion of the performance-accelerated restricted stock units that are then not non-forfeitable will become non-forfeitable on the date of termination based on the portion of the normal six and a half-year vesting period that has elapsed since the grant date.

Upon a change in control of the Company, all performance-accelerated restricted stock units that are not then non-forfeitable will immediately become non-forfeitable.

Performance-Linked Bonus Plan for Selected Executive Officers

Participants in the Performance-Linked Bonus Plan for Selected Executive Officers for any year whose employment is involuntarily terminated by the Company other than for cause on or after October 1 of such year, in the case of 2008, or November 1, in the case of subsequent years, and before awards are paid for such year are eligible to receive prorated awards for such year, as are participants who retire, die or become permanently disabled before awards are paid for such year. A participant whose employment terminates for any other reason before awards are paid for a year is not eligible to receive an award.

Potential Payments Upon Termination or Change in Control1

The amount of compensation payable to each named executive officer, other than Mr. Denninger who retired in 2008 as discussed below, if termination of employment or a change in control occurs, assuming a December 31, 2008 triggering event, is listed in the tables below.

G. F. Milzcik	Grant Number	Voluntary Termination[7]	For Cause Termination[8]	Without Cause/Good Reason Termination[9]	Death[10]	Disability[10,11]	Change in Control	Change in Control With Termination[12]	Retirement[13]
Cash Compensation/ Severance		$0	$0	$2,949,430	$149,430	$149,430	$0	$4,037,353	$0
Additional Retirement Benefits[3]		$0	$0	$0	$0	$0	$0	$0	$0
Continuation of Other Benefits[4]		$0	$0	$236,029	$0	$0	$0	$236,029	$0
Stock options[2,5]		$0	$0	$0	$12,148	$12,148	$12,148	$12,148	$0
Restricted Stock Units[6]		$0	$0	$545,505	$1,030,080	$1,030,080	$1,030,080	$1,030,080	$0
Performance Share Awards[6]		$0	$0	$506,775	$0	$0	$732,008	$732,008	$0

TOTAL		$0	$0	$4,237,739	$1,191,658	$1,191,658	$1,774,236	$6,047,618	$0

F. C. Boyle, Jr.	Grant Number	Voluntary Termination[7]	For Cause Termination[8]	Without Cause/Good Reason Termination[9]	Death[10]	Disability[10,11]	Change in Control[12]	Change in Control With Termination[12]	Retirement[13]
Cash Compensation/ Severance		$0	$0	$279,419	$29,419	$29,419	$58,767	$1,247,611	$0
Additional Retirement Benefits[3]		$0	$0	$0	$0	$0	$0	$559,215	$0
Continuation of Other Benefits[4]		$0	$0	$66,601	$0	$0	$0	$133,202	$0
Stock options[5]		$0	$0	$0	$0	$0	$0	$0	$0
Restricted Stock Units[6]		$0	$0	$0	$109,707	$109,707	$109,707	$109,707	$0
Performance Share Awards[6]		$0	$0	$0	$0	$0	$40,600	$40,600	$0

TOTAL		$0	$0	$346,020	$139,126	$139,126	$209,074	$2,090,335	$0

J. R. Arrington	Grant Number	Voluntary Termination[7]	For Cause Termination[8]	Without Cause/Good Reason Termination[9]	Death[10]	Disability[10,11]	Change in Control[12]	Change in Control With Termination[12]	Retirement[13]
Cash Compensation/ Severance		$0	$0	$390,337	$39,337	$39,337	$119,531	$1,995,984	$39,337
Additional Retirement Benefits[3]		$0	$0	$0	$0	$0	$0	$799,786	$0
Continuation of Other Benefits[4]		$0	$0	$111,288	$0	$0	$0	$222,575	$0
Stock options[5]		$0	$0	$0	$0	$0	$0	$0	$0
Restricted Stock Units[6]		$0	$0	$0	$298,178	$298,178	$298,178	$298,178	$154,628
Performance Share Awards[6]		$0	$0	$0	$0	$0	$105,125	$105,125	$0

TOTAL		$0	$0	$501,625	$337,515	$337,515	$522,834	$3,421,648	$193,965

S. M. Deakin	Grant Number	Voluntary Termination[7]	For Cause Termination[8]	Without Cause/Good Reason Termination[9]	Death[10]	Disability[10,11]	Change in Control[12]	Change in Control With Termination[12]	Retirement[13]
Cash Compensation/Severance		$0	$0	$358,087	$36,087	$36,087	$109,655	$1,143,455	$0
Additional Retirement Benefits[3]		$0	$0	$0	$0	$0	$0	$13,500	$0
Continuation of Other Benefits[4]		$0	$0	$57,047	$0	$0	$0	$114,093	$0
Stock options[5]		$0	$0	$0	$0	$0	$0	$0	$0
Restricted Stock Units[6]		$0	$0	$0	$261,000	$261,000	$261,000	$261,000	$0
Performance Share Awards[6]		$0	$0	$0	$0	$0	$26,100	$26,100	$0

TOTAL		$0	$0	$415,134	$297,087	$297,087	$396,755	$1,558,148	$0

P. J. Dempsey	Grant Number	Voluntary Termination[7]	For Cause Termination[8]	Without Cause/Good Reason Termination[9]	Death[10]	Disability[10,11]	Change in Control[12]	Change in Control With Termination[12]	Retirement[13]
Cash Compensation/Severance		$0	$0	$607,500	$202,500	$202,500	$4,724	$1,698,300	$0
Additional Retirement Benefits[3]		$0	$0	$0	$0	$0	$0	$81,102	$0
Continuation of Other Benefits[4]		$0	$0	$56,583	$0	$0	$0	$113,165	$0
Stock options[5]		$0	$0	$0	$8,099	$8,099	$8,099	$8,099	$0
Restricted Stock Units[6]		$0	$0	$0	$344,390	$344,390	$344,390	$344,390	$0
Performance Share Awards[6]		$0	$0	$0	$0	$0	$58,000	$58,000	$0

TOTAL		$0	$0	$664,083	$554,989	$554,989	$415,213	$2,303,056	$0

Notes to the above tables:

[1]

Proration of vesting for equity awards determined by excluding any whole months or portion thereof remaining after December 31, 2008. Equity awards (including reload options) that were fully vested by their terms as of December 31, 2008 are not included in the numbers shown above. For information on any outstanding fully-vested awards, see the “Outstanding Equity Awards At End of 2008” Table.

[2]

Mr. Milzcik’s October 19, 2006 option and award agreements do not contain retirement provisions. However, Mr. Milzcik’s October 19th 2006 option agreement provides for two additional years to exercise that option in the event of a termination without cause or for good reason. The option has no intrinsic value as of December 31, 2008. However, the option may have a fair value greater than zero as of this date.

[3]

The value of these benefits is based upon provisions of the change-in-control severance agreements with our named executive officers whereby the executives are entitled to the value of additional retirement benefits that would have been earned had they continued employment for 2 additional years after employment termination. Note that Mr. Milzcik does not have a similar provision in his agreement.

[4]

The value of these benefits is based upon provisions of Mr. Milzcik’s employment agreement and the change-in-control severance agreements with our named executive officers whereby the executives are entitled to continued participation in the Company’s welfare and fringe benefit plans for 12-24 months upon covered terminations of employment. Although continued participation may cease to the extent the named executive officer subsequently has coverage elsewhere, the numbers set forth in the table above assume coverage for the maximum applicable time period.

[5]

Amounts reflect the difference between the exercise price of the option and the closing market price of $14.50 as of December 31, 2008. Options with a strike price of at least $14.50 are shown as $0. However, any such option may have a fair value greater than zero as of this date.

[6]

Amounts reflect the market value of the awards as of December 31, 2008, and do not include any value for that portion of the award with respect to which the participants accrued a vested interest on December 31, 2008. The portion of the 2006, 2007 and 2008 performance share grants that did not vest on December 31, 2008 due to performance below target is included as an amount that could vest upon the occurrence of the described events as of December 31, 2008.

[7]

Relative to the Cash Compensation /Severance row of the table, no additional salary is due under the Performance-Linked Bonus Plan; participants must be employed on the date of payment to receive an award; so no award is payable. Mr. Arrington is retirement eligible. To the extent that his voluntary termination qualified as a retirement, he would receive the amounts shown in the retirement column.

[8]

Relative to the Cash Compensation/Severance row of the table, the Executive Separation Pay Plan stipulates no separation benefits are due if executive is terminated for misconduct. Under the Performance-Linked Bonus Plan, the officer generally must be employed on the date of payment to receive an award. A retirement-eligible officer also gets no Performance-Linked bonus if terminated for Cause.

[9]

The amount in the Cash Compensation/Severance row of the table equals one year’s salary for all executives other than Mr. Milzcik. Under the Performance-Linked Bonus Plan, an officer terminated other than for cause after September 30, 2008 is entitled to a pro-rated award. For Mr. Milzcik, this number represents a payment of two-times base salary and target bonus for the year of termination. Mr.Milzcik would also be entitled to his $149,430 2008 cash performance-linked bonus under the terms of his agreement.

[10]

Relative to the Cash Compensation/Severance row of the table, no additional salary is due upon death or disability. But, under the Performance-Linked Bonus Plan, participant would be entitled to a prorated award for a death or disability on December 31, 2008. Participants’ beneficiaries would also be entitled to life insurance benefits as well as certain pension plan death benefits not shown on this table. Equity awards (other than performance shares) vest at date of death.

[11]

Participants would be able to receive short-term disability and long–term disability payments available to all salaried employees which amounts are not shown in the table above. Participants would also accrue service under some of the pension plans during a period of disability. Equity awards (other than performance shares) vest upon the occurrence of a qualifying disability event.

[12]

Other than Mr. Milzcik, executives are entitled to a pro-rated target bonus upon a change in control. This is netted against the amount paid for termination following a change in control when such termination occurs in the same year. The table reflects a December 31, 2008 event. Since a portion of the 2008 bonus is earned as of December 31, 2008, the Cash Compensation/Severance row includes the incremental value of early payment plus the full amount of any additional bonus. Agreements provide that the pro-rated bonus will be based on 3-year average bonus for post-change-in-control termination, rather than the actual bonus earned. $100,000 ($0 for Mr. Milzcik) cash payment in lieu of perquisite continuation is also included in severance. The severance benefit shown for Mr. Dempsey for a post-change-in-control termination has been reduced by $415,500 to provide him with the largest after-tax payment.

[13]

Equity awards provide for retirement treatment if an officer retires at or after attaining age 62 with at least five (5) years of service. Restricted stock unit and stock option awards provide for continued vesting following retirement, if the retirement occurs after a date specified in the grant. If retirement occurs earlier than the specified date, the nonvested portion of the award is cancelled upon retirement. If the executive retires prior to completing a performance period, the award for that and any future period is cancelled at retirement. Only Mr. Arrington had attained age 62 with at least five years of service as of December 31, 2008. As a result, certain unvested stock options and restricted stock unit awards would have continued to vest, as scheduled, had he retired on that date. The intrinsic value of these awards (based on a $14.50 stock price) is reflected in the retirement column of the table. Retirement-eligible employees are also eligible for a pro rated Performance-Linked Bonus in the year of retirement.

On June 2, 2008, Mr. Denninger, a named executive officer, retired from his position as Senior Vice President, Finance and Chief Financial Officer of the Company. See the subsection entitled “Retirement Arrangements with Mr. Denninger” in the section above entitled “Discussion Concerning Summary Compensation and Grants of Plan Based Awards Tables” and the “Summary Compensation Table for 2008, 2007 and 2006” with regard to amounts paid and payable to Mr. Denninger in connection with his retirement.

Director Compensation in 2008

The annual retainer for directors is $45,000. In addition to the annual director retainer, in 2008 committee chairpersons were paid an annual retainer as follows: Audit Committee Chair, $12,000; Compensation and Management Development Committee Chair, $12,000; and other committee chairs, $2,500. The fee for attending a board or committee meeting is $1,500; provided, that the fee for a telephonic meeting or telephonic participation in a non-telephonic meeting is $1,000. Directors received a fee of $1,500 per day per meeting if they attended meetings of the senior managers of the Company. In addition, directors may receive compensation in connection with specific projects undertaken by the Board of Directors. Messrs. Barnes, Denninger and Milzcik did not receive a retainer or meeting fees for service as directors. On February 13, 2008, each of the then serving directors received a grant of 2,843 restricted stock units, 50% of which vested on February 13, 2009, and the balance of which will vest on February 13, 2010. As part of its consideration on an annual basis of the amounts of the annual retainer, meeting fees (including amounts paid to Committee chairs), stock awards and total compensation to be paid to the Company’s non-employee directors, the Corporate Governance Committee obtains market data from the Company’s compensation consultant as to the amounts of each such element of compensation paid to non-employee directors at the Company’s compensation peer group of companies. Based on this data and its judgment as to where the Company’s non-employee directors should be positioned to ensure appropriate compensation and to attract and retain quality directors, the Corporate Governance Committee submits its recommendations to the Compensation Committee of the amount of each element of total compensation to be paid to the non-employee directors. The Compensation Committee evaluates the Corporate Governance Committee’s recommendations, makes such refinements, if any, as it determines are appropriate and then makes its recommendation to the full Board of Directors for its consideration and approval (with any changes it determines are appropriate).

Pursuant to the Non-Employee Director Deferred Stock Plan, as further amended, which is referred to as the “Non-Employee Director Deferred Stock Plan,” each non-employee director who joined the Board of Directors prior to December 15, 2005 was granted at the time he or she first joined the Board the right to receive 12,000 shares of Common Stock when his or her membership on the Board terminates or, if sooner, when a change in control occurs. The plan also provides for the payment of dividend equivalents equal to 12,000 times the dividend per share for each dividend payment date1. The Board of Directors determined on December 15, 2005, to freeze the plan so that no further grants would be given pursuant to the Non-Employee Director Deferred Stock Plan. The Board’s current policy is to grant new directors $50,000 of share value at the time the director joins the Board of Directors. In accordance with that policy when Mr. Morgan and Mr. Albani joined the Board each was granted restricted stock units with a then share value of $50,000. When Mr. Morgan was elected to the Board of Directors in October 2006, he was granted 2,730 restricted stock units under the Barnes Group Inc. Stock and Incentive Award Plan, which will vest October 18, 2009, or sooner, if a change in control occurs. When Mr. Albani was elected to the Board of Directors effective October 22, 2008, he was granted 3,922 restricted stock units under the Barnes Group Inc. Stock and Incentive Award Plan, which will vest on October 22, 2011, or sooner, if a change in control occurs. Each of these awards also vests in the event of death or disability, and earns dividend equivalents.

Until December 31, 2007, dividend equivalents were paid on the restricted stock units in the amount and at the time dividends were paid on the Common Stock. Effective December 31, 2007, and for calendar 2008 only, based on interpretive guidance regarding the administration of Internal Revenue Code Section 409A, dividend equivalents were deferred in the form of additional stock units which were to be paid in cash on the vesting date of the grant. In December 2008 the payment date of the deferred dividend equivalents was changed in accordance with Internal Revenue Code Section 409A and payment was made in February 2009.

In February 2008, each of the then serving directors other than Messrs. Denninger and Milzcik, was granted 2,843 restricted stock units under the Barnes Group Inc. Stock and Incentive Award Plan. These restricted stock units vest as follows: 50% on the first anniversary of the grant date and 50% on the second anniversary of the grant date. Vesting of these restricted stock units accelerates in full in the event of a change in control or in the event the holder retires before the second anniversary of the grant date and after attaining age 72; provided, in the case of retirement, the director executes a covenant not to compete and a release of claims. Vesting also accelerates in full if the director’s service terminates as a result of death or disability. Until December 31, 2007, dividend equivalents equal to the dividend per share were paid on each of these restricted stock units on each dividend payment date. Effective December 31, 2007, and for calendar 2008 only, based on interpretive guidance regarding the administration of Internal Revenue Code Section 409A, dividend equivalents

[1]	Mr. Barnes became a participant in the plan when it was initially adopted in 1987. He became an employee in 1993 and continues to participate in the plan.

were deferred in the form of additional stock units which were to be paid in cash on the vesting dates of the grant. In December 2008 the payment date of the deferred dividend equivalents was changed in accordance with Internal Revenue Code Section 409A and payment was made in February 2009.

Mr. Barnes received $265,000 for performing various other duties as a non-executive employee of the Company, including working with the executive officers of the Company to develop relationships with possible strategic partners, engaging in various operational corporate activities when requested, chairing Barnes Group Foundation, Inc., and maintaining an active role in community affairs in the Bristol and Hartford areas.

Director Compensation Table

The following table sets forth the aggregate amounts of compensation paid and accrued for the year ended December 31, 2008 for non-executive directors.

Name	Year	Fees Earned or Paid in Cash	Stock Awards[1]	Option Awards[2]	Changes in Pension Value and Nonqualified Deferred Compensation Earnings3 4	All Other Compensation[5]	Total
Thomas O. Barnes	2008	$—	$78,952	$—	$131,746	$370,570	$581,268
Gary G. Benanav	2008	95,000	79,147	—	4,694	486	179,327
Donald W. Griffin	2008	80,500	86,245	—	—	479	167,224
Mylle H. Mangum	2008	90,500	84,677	—	—	482	175,659
John W. Alden	2008	79,000	84,915	—	—	463	164,378
William S. Bristow, Jr.	2008	77,500	78,519	—	—	492	156,511
George T. Carpenter	2008	75,500	79,602	—	—	479	155,581
Frank E. Grzelecki	2008	76,000	73,826	—	—	479	150,305
William J. Morgan	2008	72,500	79,474	—	—	479	152,453
Thomas J. Albani	2008	25,250	3,125	—	—	277	28,652

Notes to the above table:

[1]

Stock Awards represent the portion of the grant date fair value of restricted stock units granted to directors under the Barnes Group Inc. Employee Stock and Ownership Program, the Barnes Group Inc. Stock and Incentive Award Plan and the Non-Employee Director Deferred Stock Plan that was expensed on the Company’s financial statements in 2008 in accordance with generally accepted accounting principles.

[a]

The grant date fair value of stock awards granted in 2008 was $74,998 for each of Messrs. Barnes, Benanav, Griffin, Alden, Bristow, Carpenter, Grzelecki and Morgan and Ms. Mangum and $50,006 for Mr. Albani.

[b]	Stock awards outstanding at December 31, 2008 were 19,286 for Messrs. Barnes, Benanav, Griffin, Alden, Bristow, Carpenter and Grzelecki and Ms. Mangum, 6,916 for Mr. Morgan and 3,922 for Mr. Albani.

[2]

Option Awards outstanding at December 31, 2008 were 28,000 for each of Messrs. Barnes and Bristow, 36,000 for Mr. Benanav, 15,000 for each of Messrs. Alden and Griffin, 5,000 for Ms. Mangum and 44,000 for Mr. Carpenter.

[3]

At December 31, 2008, the Change in Pension Value and Nonqualified Deferred Compensation Earnings for Mr. Barnes relates to the Company’s Salaried Retirement Income Plan (the “Pension Plan”), the Supplemental Executive Retirement Plan (“SERP”) and the Supplemental Senior Officer Retirement Plan (“SSORP”).The change in the pension value for the Pension Plan, and SERP and SSORP was $96,148, $14,119 and $21,479, respectively.

[4]

Changes in Pension Value and Nonqualified Deferred Compensation Earnings for Mr. Benanav reflects the preferential amount of interest earned on deferred director fees and dividends under the Barnes Group Inc. Amended and Restated Directors’ Deferred Compensation Plan. Interest is credited each quarter based upon the rate of interest for prime commercial loans on the first business day of each quarter. The preferential amount was determined by calculating the difference between the actual interest credited to Mr. Benanav and the interest that would have been earned using 120% of a ten-year treasury bill rate. At December 31, 2008, the aggregate balance of this deferred compensation was $696,777.

[5]	The compensation represented by the amounts for 2008 set forth in the All Other Compensation column for the directors is detailed in the following table:

Name	Year	Taxes Paid on All Other Compensation[a]	Life Insurance Premium[b]	Perquisites[c]	Salary[d]	Other[e]	Total
Thomas O. Barnes	2008	$25,542	$44,433	$28,845	$265,000	$6,750	$370,570
Gary G. Benanav	2008	—	—	—	—	486	486
Donald W. Griffin	2008	—	—	—	—	479	479
Mylle H. Mangum	2008	—	—	—	—	482	482
John W. Alden	2008	—	—	—	—	463	463
William S. Bristow, Jr.	2008	—	—	—	—	492	492
George T. Carpenter	2008	—	—	—	—	479	479
Frank E. Grzelecki	2008	—	—	—	—	479	479
William J. Morgan	2008	—	—	—	—	479	479
Thomas J. Albani	2008	—	—	—	—	277	277

[a]	Taxes paid on All Other Compensation were based on the maximum tax rates of the director’s jurisdiction.

[b]

At December 31, 2008, the aggregate balance included $31,147 of life insurance premiums paid on behalf of Mr. Barnes and $13,286 of compensation related to a Split Dollar Life Insurance Policy. Mr. Barnes is the owner of this policy for which the Company pays annual premiums. Upon surrender of this policy, termination of the split-dollar agreement with the Company prior to the death of the insured, or upon death of the insured, Mr. Barnes must pay the Company the cash value of the policy. The compensation associated with the split dollar agreement was calculated by determining Mr. Barnes’s current share in the policy and multiplying by an estimated term life insurance rate based upon certain factors such as the age of the insured and the amount of the policy.

[c]

In 2008, included in Perquisites are payments made for club membership dues, financial planning services, the Company Car Program, cell phone expenses, gifts and payments made for the annual cash perquisite allowance for Mr. Barnes. In lieu of the Company Car Program and payments made for club memberships and cell phone expenses, effective October 1, 2008, the Company provided an annual cash perquisite allowance of $25,000 payable in monthly installments.

[d]	Mr. Barnes received $265,000 in annual salary as an employee of the Company in 2008.

[e]

In 2008, included in Other are matching contributions made by the Company under the Retirement Savings Plan for Mr. Barnes taxes paid on All Other Compensation, life insurance premiums and gifts paid by the Company for the benefit of Messrs. Benanav, Griffin, Alden, Bristow, Carpenter, Grzelecki, Morgan and Albani and Ms. Mangum.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information regarding securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2008.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)		(c)
Equity compensation plans approved by security holders:

1991 Barnes Group Stock Incentive Plan (1991 Plan)	238,374	$12.86		—

Barnes Group Inc. Employee Stock and Ownership Program (2000 Plan)	685,564	11.56		—

Barnes Group Inc. Stock and Incentive Award Plan (2004 Plan)	4,056,122	18.50	[1]	1,748,465

Employee Stock Purchase Plan (ESPP)	—	—		502,212

Non-Employee Director Deferred Stock Plan, As Further Amended	96,000	—		—

Total	5,076,060	—		2,250,677

Footnotes:
[1]	Weighted-average exercise price excludes 467,386 shares for restricted stock unit awards with a zero exercise price.

RELATED PERSON TRANSACTIONS

Transactions with Related Persons

A brother of William S. Bristow, Jr., a director of the Company, has been employed by us in a non-executive position since July 1980. Mr. Bristow’s brother received approximately $143,000 in total compensation from us in 2008 and participates in our benefit programs generally available to substantially all employees.

Review, Approval or Ratification of Transactions with Related Persons

We have a written policy regarding related person transactions. The policy covers all related person transactions or series of similar transactions. All related person transactions are to be in the best interests of the Company and, unless different terms are specifically approved or ratified by the Corporate Governance Committee, must be on terms that are (i) no less favorable to us than would be obtained in a similar transaction with an unaffiliated third party under the same or similar circumstances, or (ii) generally available to substantially all of our employees. Our General Counsel is responsible for reviewing all related person transactions and taking all reasonable steps to ensure that all “material” related person transactions (those required to be disclosed pursuant to Item 404 of the Securities and Exchange Commission’s Regulation S-K) are presented to the Corporate Governance Committee for pre-approval or ratification in its discretion. Each director and executive officer is responsible for promptly notifying our General Counsel of any related person transaction in which such director or executive officer may be directly or indirectly involved as soon he or she becomes aware of a possible transaction.

For related person transactions that are not material, our General Counsel is to determine whether the transaction is in compliance with the policy. If a non-material related person transaction involves the General Counsel, the Chief Financial Officer assumes the responsibilities of the General Counsel with respect to the policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The individuals and institutions set forth below are the only persons known by us to be beneficial owners of more than 5% of the outstanding shares of Common Stock:

Name and Address of Beneficial Owner	Amount and Nature Beneficial Ownership	Percent of Common Stock
Bank of America Corporation and Affiliates[1] 100 N. Tryon Street, Floor 25 Bank of America Corporate Center Charlotte, North Carolina 28255	7,237,927	13.5%

Mr. Thomas O. Barnes[2] 123 Main Street Bristol, CT 06010	4,790,409	9.2%

Barnes Group Inc. Retirement Savings Plan[3] 123 Main Street Bristol, CT 06010	4,447,537	8.5%

Barclays Global Investors, NA.[4] 400 Howard Street San Francisco, CA 94105	2,952,310	5.5%

NFJ Investments Group LLC[5] 680 Newport Center Drive Newport Beach, CA 92660	2,858,500	5.3%

Notes to the above table:

[1]

As of December 31, 2008, as reported on a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2009, Bank of America Corporation (“BoA”) and its affiliate NB Holdings Corporation each had shared voting power with respect to 2,885,954 such shares and shared investment power with respect to 7,237,927 such shares, BoA affiliates BAC North America Holding Company BANA Holding Corporation each had shared voting power with respect to 2,241,872 such shares and shared investment power with respect to 6,593,845 such shares, and BoA affiliate Bank of America, N.A. had sole voting power with respect to 942,619 such shares, shared voting power with respect to 1,299,253 shares and shared voting power with respect to 5,875,464 such shares.

[2]

As of February 2, 2009, based on Company records, Mr. Barnes has sole voting and sole investment power with respect to 1,888,143 shares and sole voting and shared investment power with respect to 2,530,372 shares.

[3]

As of December 31, 2008, as reported on Schedule 13G filed with the Securities and Exchange Commission on February 3, 2009, the Barnes Group Inc. Retirement Savings Plan had shared investment power with respect to 4,447,537 shares.

[4]

As of December 31, 2008, as reported on a Schedule 13G filed with the Securities and Exchange Commission on February 5, 2009, Barclays Global Investors, NA., together with affiliates identified in the Schedule 13G had sole voting power with respect to an aggregate of 2,269,401 shares and sole investment power with respect to an aggregate 2,952,310 shares.

[5]

As of December 31, 2008, as reported on a Schedule 13G filed with the Securities and Exchange Commission on February 17, 2009, NFJ Investments Group LLC had sole voting power with respect to 2,822,400 shares and sole investment power with respect to 2,858,500 shares.

Security Ownership of Directors and Executive Officers

Our directors, named executive officers, and directors and officers as a group beneficially owned the number of shares of Common Stock shown below as of February 2, 2009.

Name of Person or Group	Amount and Nature of Beneficial Ownership[1]	Percent of Common Stock
Thomas J. Albani	0	*
John W. Alden	45,563	*
John R. Arrington	229,281	*
Thomas O. Barnes	4,790,409	9.2%
Gary G. Benanav	62,570	*
Francis C. Boyle, Jr.	50,833	*
William S. Bristow, Jr.	556,761	1.1%
George T. Carpenter	283,910	*
Scott M. Deakin	17,452	*
Patrick J. Dempsey	133,588	*
William C. Denninger	464,413	*
Donald W. Griffin	43,879	*
Frank E. Grzelecki	23,220	*
Mylle H. Mangum	32,183	*
Gregory F. Milzcik	538,799	1.0%
William J. Morgan	3,343	*
Current directors & executive officers as a group (21 persons)	7,861,724	14.6%

*	Less than 1% of Common Stock beneficially owned.

Note to the above table:

[1]	The named person or group has sole voting and investment power with respect to the shares listed in this column, except as set forth in this note.

Mr. Barnes has sole voting and sole investment power with respect to 1,975,022 shares and sole voting and shared investment power with respect to 2,443,493 shares. Of the shares of Common Stock owned by Mr. Barnes 111,906 are pledged. Included in Mr. Carpenter’s total are 211,217 shares held by corporations through which he has voting control. Of the shares of Common Stock owned by Mr. Carpenter 73,734 are pledged. Of the shares of Common Stock owned by Mr. Griffin, 1,200 are pledged. Mr. Bristow has shared voting and shared investment power with respect to 91,254 shares which are held in various trusts which he has the power to revoke.

The shares listed for Messrs. Albani, Alden, Arrington, Barnes, Benanav, Boyle, Bristow, Carpenter, Deakin, Dempsey, Denninger, Griffin, Grzelecki, Milzcik and Morgan and Ms. Mangum and the directors and officers as a group include 0; 15,000; 163,286; 28,000; 28,000; 12,366; 28,000; 28,000;16,004; 76,368; 284,438; 15,000; 0; 356,796; 0; 5,000 and 1,433,576 shares, respectively, which they have the right to acquire within 60 days after February 2, 2009. The shares listed for Messrs. Arrington, Barnes, Boyle, Deakin, Dempsey, Denninger and Milzcik and the directors and officers as a group include 8,840; 26,228; 1,011; 421; 3,944; 11,325; 10,592 and 65,526 shares, respectively, over which they have shared investment power. These shares are held under the Company’s Retirement Savings Plan. The shares listed for Messrs. Alden, Barnes, Benanav, Bristow, Carpenter, Griffin and Grzelecki and Ms. Mangum include 12,000 shares that each of them has the right to receive under the Non-Employee Director Deferred Stock Plan described above under the heading “Directors Compensation in 2008.”

The shares listed for Messrs. Arrington, Boyle, Deakin, Dempsey, Denninger and Milzcik, and the directors and officers as a group do not include 25,364; 9,399; 19,200; 25,751; 0; 108,540 and 274,775 restricted stock unit awards, respectively, that the holders may have the right to receive on a future date pursuant to the underlying agreements.

The shares listed do not include 1,421 restricted stock unit awards for each of Messrs. Alden, Barnes, Benanav, Bristow, Carpenter, Griffin and Grzelecki, and Ms. Mangum; 3,922 restricted stock unit awards for Mr. Albani and 4,151 restricted stock unit awards for Mr. Morgan that the holders may have the right to receive on a future date pursuant to the underlying agreements.

The number of shares reported as beneficially owned has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors adopted Corporate Governance Guidelines which set forth requirements to be met by each director in order to be an independent director. Pursuant to the Corporate Governance Guidelines, an “independent” director of the Company shall be one who meets the qualification requirements for being an independent director under the corporate governance listing standards of the New York Stock Exchange, including the requirement that the Board must have affirmatively determined that the director has no material relationships with the Company, either directly or as a partner, stockholder, or officer of an organization that has a relationship with the Company. To guide its determination whether or not a business or charitable relationship between the Company and an organization with which a director is so affiliated is material, the Board has adopted the following categorical standards:

a.	A director will not be independent if (i) the director is, or was within the preceding three years, employed by the Company; (ii) an immediate family member of the director is, or was within the preceding three years, employed by the Company as an “executive officer” (as such term is defined by the New York Stock Exchange) other than on an interim basis; (iii) the director or any immediate family member has received from the Company, during any 12 consecutive months within the preceding three years, more than $120,000 in direct compensation from the Company, other than compensation received by an immediate family member of a director for service as a non-executive employee of the Company and director and committee fees and deferred compensation for prior service, provided, that such deferred compensation is not contingent on continued service; (iv) the director is employed by the Company’s independent auditor; (v) an immediate family member of the director is employed by the Company’s independent auditor (I) as a partner or (II) otherwise as an employee who personally works on the Company’s audit; or (vi) the director or an immediate family member was within the last three years a partner or employee of the Company’s independent auditor and personally worked on the Company’s audit within that time; or (vii) a Company executive officer is, or was within the preceding three years, on the board of directors of a company which, at the same time, employed the Company director or an immediate family member of the director as an executive officer.

b.	The following commercial and charitable relationships will not be considered material relationships that would impair a director’s independence: (i) if a Company director is an employee, or an immediate family member is an executive officer, of another company that does business with the Company and, within any of the last three fiscal years, the annual sales to, or purchases from, the Company are less than 1% of the annual revenues of the other company; (ii) if a Company director is an employee, or an immediate family member is an executive officer, of another company that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than 1% of the total consolidated assets of the other company; and (iii) if a Company director serves as an officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions to the organization are less than 1% of such organization’s total annual charitable receipts, provided, that the amount of the Company’s contributions shall not include the matching of charitable contributions by Barnes Group Foundation, Inc. pursuant to the Matching Gifts Program.

The Board of Directors has determined that each of the non-employee directors is independent under the listing standards of the New York Stock Exchange and the above categorical standards. In the case of Mr. Carpenter, the Board of Directors considered a commercial banking relationship between the Company and a financial institution for which Mr. Carpenter served as a director until April 2008 and the commercial relationships between the Company and companies owned by Mr. Carpenter. The commercial relationships are in the ordinary course of business and involved less than $10,000 per year. In the case of the financial institution, the Board of Directors took into consideration the following: the financial institution is one of 15 banks participating in our revolving credit agreement, its commitment under the agreement is approximately 6.0% of the total commitment of all participating banks, the level of borrowings under the agreement, and the institution could readily be replaced among the participating banks. In addition, the board of the financial institution on which Mr. Carpenter served does not make credit decisions including whether or not to participate in our revolving credit agreement. The Board determined that the relationships are not material.

The Corporate Governance Guidelines, among other things, prohibit any member of the Audit Committee from simultaneously serving on the audit committee of more than three public companies, including our Audit Committee.

Board Meetings and Committees; Annual Meeting Attendance; Ownership Guidelines

In 2008, the Board of Directors held six regular meetings and six special meetings which were held telephonically. Each incumbent director of the Company attended in excess of 96% of the aggregate number of meetings of the Board of Directors and Board committees on which he or she served during 2008. All of the members of the Board of Directors attended the 2008 Annual Meeting of Stockholders. Our Corporate Governance Guidelines provide that the Board of Directors should generally have no fewer than six and no more than 12 directors. The Board of Directors currently has 11 directors. Following Mr. Griffin’s resignation as of the date of the 2009 Annual Meeting of Stockholders there will be 10 directors. Each director is required to resign from the Board no later than the annual meeting of stockholders following his or her 72 nd birthday. Each director is required to advise the Chairman of the Board of Directors of any change in his or her status, including without limitation, a change in employment or service on other boards of directors, or retirement from his or her principal occupation or another board of directors. Mr. Barnes, Chairman of the Board of Directors, is designated to preside at executive sessions of non-management members of the Board of Directors. Ms. Mangum, Chairperson of the Audit Committee, or her delegate director, is designated to preside at executive sessions of the independent directors.

Our Board of Directors established stock ownership guidelines for all of our non-executive directors of not less than five times the annual retainer payable to each director. A director must meet the ownership guideline by the fourth anniversary of the date he or she joined the Board of Directors. All of the non-executive directors who are on the Board have met the ownership guidelines, except Mr. Morgan who joined the Board on October 18, 2006 and Mr. Albani who joined the Board on October 22, 2008, each of whom has four years from the date he joined the Board to meet his ownership requirements.

We have a standing Audit Committee, Compensation and Management Development Committee and Corporate Governance Committee. The current charter for each of these committees and the Corporate Governance Guidelines are available on the Company’s Internet website. Our website address is www.BGInc.com.

Stockholder Communication

We have posted our Policy Regarding Reporting of Complaints and Concerns on our website. The policy provides that stockholders and other interested parties may communicate with the Board of Directors, including the non-management directors as a group, by any of the following methods.

By telephone at:	1-800-300-1560

By internet:	https://www.compliance-helpline.com/welcomepagebarnesgroup.jsp

By regular mail:	Barnes Group Corporate Compliance Hotline
P.O. Box PMB 3667
13950 Ballantyne Corporate Place, Ste. 300
Charlotte, NC 28277-2712

All complaints and concerns reported by the above methods will be received by a third-party provider, who will forward each complaint or concern to the office of the General Counsel which will be responsible for relaying communications for the Board of Directors to them.

The Compensation and Management Development Committee

Scope of Authority

The Compensation Committee acts on behalf of the Board of Directors to establish the compensation of executive officers of the Company and provides oversight of the Company’s compensation philosophy. The Compensation Committee also acts as the oversight committee with respect to the Barnes Group Inc. Performance–Linked Bonus Plan for Selected Executive Officers, the Barnes Group Inc. Stock and Incentive Award Plan, and other arrangements covering executive officers and other senior management.

In overseeing those plans and programs, the Compensation Committee may delegate authority for day-to-day administration and interpretation of the plans, including selection of participants, determination of award levels within plan parameters, and approval of award documents, to officers of the Company. However, the Compensation Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the executive officers.

Process and Procedures

The Compensation Committee’s processes for establishing and overseeing executive compensation can be found in the Compensation Discussion and Analysis section on pages 5 through 19. Additional processes and procedures include:

Meetings. The Compensation Committee meets several times each year (five times in 2008). Compensation Committee agendas are established in consultation with the Compensation Committee Chairman and the Compensation Committee’s independent compensation consultant. The Compensation Committee typically meets in executive session during each meeting.

The Role of Consultants. As explained in the Compensation Discussion and Analysis section, Frederic W. Cook & Co., Inc., a compensation consulting firm retained by management, annually compiles competitive compensation data regarding each element of compensation provided by our Company and by Peer Group companies and from surveys that include compensation data for other industrial companies of comparable size and complexity, and reviews our compensation practices in terms of competitiveness, appropriateness and alignment with our performance, as well as the proportions the Company allocates to each element. Annually, Frederic W. Cook & Co., Inc. also reviews the relative size and financial performance of the Peer Group as compared to the Company, and provides its views on the ongoing appropriateness of the Peer Group.

The Compensation Committee has retained Mercer Consulting as its compensation consultant to assist the Compensation Committee in evaluating executive compensation programs and in setting executive officers’ compensation. Although actuaries at a different branch of Mercer Consulting provide computations for certain of the Company’s employee benefit plans, Mercer reports directly to the Compensation Committee on executive compensation matters and the Compensation Committee has the exclusive authority to retain Mercer, to determine its fees and to terminate Mercer. The Compensation Committee believes that the use of a separate consultant reporting directly to the Compensation Committee provides additional assurance that the Company’s executive compensation programs are reasonable and consistent with Company objectives.

Mercer regularly participates in Compensation Committee meetings, both with and without Company management, and advises the Compensation Committee with respect to compensation trends and best practices, plan design, and the reasonableness of individual compensation awards. In addition, as part of making the final determination of the Peer Group, the Compensation Committee periodically will request a separate evaluation of the Peer Group by Mercer.

The Role of Executive Officers. As described in the Compensation Discussion and Analysis section on pages 5 through 7, management recommends to the Compensation Committee the Peer Group against which compensation opportunities will be benchmarked. In addition, the President and Chief Executive Officer gives the Compensation Committee a performance assessment for each of the other named executive officers. Those assessments are then considered by the Compensation Committee with the assistance of its compensation consultant in determining executive compensation. Mr. Milzcik and Mr. Arrington regularly attend Compensation Committee meetings at the request of the Compensation Committee but are generally not present for the executive sessions or for any discussion of the individual components of their own compensation.

The Compensation and Management Development Committee members are:

Gary G. Benanav, Chairman

Thomas J. Albani

John W. Alden

George T. Carpenter

Donald W. Griffin

Frank E. Grzelecki

The Corporate Governance Committee

The Corporate Governance Committee makes recommendations concerning Board membership, functions and compensation. The Corporate Governance Committee serves as the nominating committee for the Board of Directors. The Corporate Governance Guidelines adopted by the Board of Directors provide that nominees for directors are to be selected based on, among other things, their character, wisdom, judgment, ability to make independent analytical inquiries, business experience and skills. In addition, consideration will be given to a nominee’s understanding of our business environment, time commitment, acumen and ability to act on behalf of the Company’s stockholders. The Committee utilizes a third party in connection with identifying and reviewing potential nominees to the Board of Directors, including, in 2008, Mr. Albani. Upon request of the Committee, the third party will identify candidates based on criteria specified by the Committee, perform initial screenings of the candidates’ resumes, and conduct initial interviews. The Committee will, as stated in the Process and Procedure for Identifying Director Candidates adopted by the Committee, consider director candidates recommended by stockholders. If a stockholder were to recommend a candidate for nomination by the Corporate Governance Committee, the Committee would evaluate that candidate in the same manner as all other candidates to be potential nominees for director. Any stockholder wishing to submit such a recommendation should do so in writing addressed to:

Chairperson, Corporate Governance Committee

c/o Signe S. Gates

Senior Vice President, General Counsel and Secretary

Barnes Group Inc.

123 Main Street

Bristol, CT 06010

In accordance with the Process and Procedure for Identifying Director Candidates, recommendation letters must, at a minimum, provide the stockholder’s name, address, and number of shares owned (if the stockholder is not the registered holder of shares, a written statement from the record holder of shares (e.g., a broker or bank) verifying the stockholder’s beneficial ownership must be provided); the candidate’s biographical information, including name, residential and business addresses, telephone number, age, education, accomplishments, employment history (including positions held and current and former directorships); and the stockholder’s opinion as to whether the recommended candidate meets the definition of “independent” under the Company’s Corporate Governance Guidelines and is “financially literate” as contemplated by the New York Stock Exchange rules. The recommendation letter must also provide such other information, if any, that would be required to be disclosed with regard to a nominee for director in the solicitation of proxies for election of directors under federal securities laws. The stockholder must include the recommended candidate’s signed statement that he or she meets the qualifications of a director as described in the Process and Procedure for Identifying Director Candidates; is willing to complete the questionnaire required of all officers, directors and candidates for nomination to the Board; will provide such other information as the Committee may reasonably request; and consents to serve on the Board if elected. Stockholder nominations must be made in accordance with the procedures set forth in the Company’s By-laws. A summary of these procedures is set forth below under the caption “Stockholder Proposals for 2010 Annual Meeting.” The Corporate Governance Committee held three meetings in 2008.

The Corporate Governance Committee members are:

John W. Alden, Chairman

Gary G. Benanav

George T. Carpenter

Mylle H. Mangum

The Audit Committee

The Audit Committee is responsible for overseeing accounting policies and practices, financial reporting and the internal control structure. The Audit Committee held nine meetings in 2008.

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Board of Directors has determined that Ms. Mangum, who qualifies as an independent director under the New York Stock Exchange listing standards and the Company’s Corporate Governance Guidelines, is an audit committee financial expert.

The Audit Committee members are:

Mylle H. Mangum, Chairperson

Gary G. Benanav

William S. Bristow, Jr.

Donald W. Griffin

Frank E. Grzelecki

William J. Morgan

Audit Committee Report

We, the members of the Audit Committee of the Board of Directors, are independent directors, as defined by the New York Stock Exchange and the Company’s Corporate Governance Guidelines, and affirmatively determined by the Board of Directors. Management is responsible for the Company’s financial reporting process and internal controls. The responsibility of the Committee is to provide general oversight of the Company’s financial accounting, reporting, and underlying internal controls. The Committee provides additional oversight of the Company’s Corporate Compliance Program. The Committee has the ultimate authority for the selection, evaluation, and retention of the independent registered public accounting firm (“independent auditors”).

The Audit Committee operates under a charter which was last reviewed and revised on February 11, 2009. In 2008, the Committee operated in accordance with its charter. The Audit Committee has reviewed and assessed the charter to ensure its adequacy and compliance with the rules of the Securities and Exchange Commission and the New York Stock Exchange, and the Committee concluded that the charter was adequate and in full compliance with such rules. The Committee met nine times during 2008 for the purpose of providing a forum for communication among the directors, the Company’s independent auditors, PricewaterhouseCoopers LLP (PwC), the Company’s internal audit function, and corporate management. During these meetings, the Committee reviewed and discussed with management and PwC various matters in accordance with the provisions of the Audit Committee Charter, including the interim and the audited financial statements of the Company. In addition, the Committee met privately at its regular meetings with both the independent auditors and the Director, Internal Audit, as well as with the chief financial officer and the chief executive officer, each of whom has unrestricted access to the Audit Committee. The Committee was also advised of all critical accounting policies and practices of the Company, and any alternative treatments of financial information within generally accepted accounting principles related to material items, the ramifications of the use of such treatments, and the treatment preferred by PwC. In accordance with PCAOB AU Section 380, Communication with Audit Committees, the Committee discussed all required matters with PwC, including the conduct of the audit of the Company’s financial statements.

In addition, the Committee obtained formal, written disclosures from PwC, including a letter affirming their independence as required by applicable requirements of the Public Company Accounting Oversight Board. The information contained in this letter was discussed with PwC.

The Committee reviewed fees related to aggregate services provided by PwC for the year 2008, and concluded that the services rendered in 2008 that were neither audit nor audit-related did not impair the independence of PwC.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K, for the year ended December 31, 2008, for filing with the Securities and Exchange Commission. The Committee has also selected, for the stockholders’ ratification, PwC as the Company’s independent auditors for 2009.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles or to plan or conduct an audit in accordance with the standards of the Public Company Accounting Oversight Board. That is the responsibility of management and the Company’s independent auditors, respectively. In giving our recommendation to the Board, we have relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and (ii) the report of the Company’s independent auditors with respect to such financial statements.

Audit Committee

Mylle H. Mangum, Chairperson

Gary G. Benanav

William S. Bristow, Jr.

Donald W. Griffin

Frank E. Grzelecki

William J. Morgan

PRINCIPAL ACCOUNTING FEES AND SERVICES

Fees Paid

Fees paid to PricewaterhouseCoopers LLP during 2008 and 2007 are set forth below:

	2008	2007
Audit Fees[1]	$2,465,738	$3,083,290
Audit-Related Fees[2]	284,504	459,500
Tax Fees[3]	1,326,105	1,270,068
All Other Fees[4]	6,926	3,030

Total Fees	$4,083,273	$4,815,888

[1]

Audit Fees consist of fees for professional services provided in connection with the integrated audit of the Company’s financial statements and internal control over financial reporting, and review of financial statements included in Forms 10-Q, and includes services that generally only the external auditor can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

[2]	Audit-Related Fees consist primarily of fees for due diligence reviews related to acquisition.

[3]	Tax Fees include fees for tax compliance, tax consulting and tax planning services.

[4]	All Other Fees are license fees for PricewaterhouseCoopers LLP’s publication Comperio and fees for a fraud investigation presentation.

Pre-Approval Policy And Procedures

The Audit Committee adopted the following policy:

Policy for Pre-Approval of

External Auditor Services

Barnes Group Inc. (the “Company”) shall engage external auditors for audit, audit-related, tax and other non-audit services in accordance with this policy and the procedures defined below. This policy shall not apply to any external auditor, whether or not registered with the Public Company Accounting Oversight Board, that has not prepared or issued, and is not reasonably expected in the foreseeable future to prepare or issue, any audit report or perform other audit, review or attest services for the Company or any of its subsidiaries.

•

Audit Services consist of services rendered by an external auditor for the audit of the Company’s annual consolidated financial statements (including tax services performed to fulfill the auditor’s responsibility under standards of the Public Company Accounting Oversight Board, the “PCAOB”) and reviews of financial statements included in Form 10-Qs, and includes services that generally only an external auditor can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the Securities and Exchange Commission (the “SEC”).

•

Audit-Related Services consist of assurance and related services (e.g., due diligence) by an external auditor that are reasonably related to audit or review of financial statements, including employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations and audits in connection with proposed or consummated acquisitions, internal control reviews, attest services related to financial reporting that are not required by statute or regulation, and consultation concerning financial accounting and reporting standards.

•	Tax Services consist of services not included in Audit Services above, rendered by an external auditor for tax compliance, tax consulting and tax planning.

•	Other Non-Audit Services are any other permissible work that is not an Audit, Audit-Related or Tax Service.

To establish compliance with applicable law, all services provided by an external auditor covered by this policy must be pre-approved by the Audit Committee of the Company’s Board of Directors (the “Audit Committee”), in accordance with the following procedures. The Audit Committee does not delegate its responsibilities to pre-approve services performed by an external auditor, to management.

Procedure 1. Annually, not later than April 30, management shall present to the Audit Committee its best estimate of the particular services for Audit, Audit-Related, Tax and Other Non-Audit Services, and the estimated fees therefor, to be performed by an external auditor during the audit engagement period for the then-current fiscal year. The external auditor shall provide such back-up documentation for each such service in accordance with the standards of the PCAOB and as the Audit Committee deems necessary or desirable to assess the impact of such service on the external auditor’s independence. Prior to the engagement of an external auditor for such services and except as provided by Procedure 2, the Audit Committee shall, by resolution, pre-approve each such service to a maximum amount of estimated fees therefor.

Procedure 2. For any Audit, Audit-Related, Tax or Other Non-Audit Service to be obtained by the Company from an external auditor and not pre-approved in accordance with Procedure 1, the Audit Committee Chairperson (the “Delegatee”), is authorized to approve prior to the engagement of the external auditor for such service, any such service and expenditures therefor to a maximum of USD100,000; provided, that said Chairperson has been determined to be an independent director by the Board of Directors of the Company. The Chief Financial Officer shall obtain written confirmation of any such pre-approval by the Delegatee and each such pre-approval by the Delegatee shall be reported to the Audit Committee at its next meeting.

Procedure 3. All Audit, Audit Related, Tax or Other Non-Audit Services to be obtained from an external auditor that are not pre-approved by the Audit Committee pursuant to Procedures 1 and 2 shall be pre-approved by resolution of the Audit Committee, prior to the engagement of the external auditor for such services. Further, any engagement for Tax and Other Non-Audit Services that qualify for the SEC regulations’ “de minimis” exception (i.e., they were not recognized as being non-audit services at the time of the engagement and in the aggregate do not exceed the amount specified in SEC rules) to the pre-approval requirement of Procedures 1 and 2, shall be promptly brought to the attention of the Audit Committee and approved by the Audit Committee or the Delegatee prior to the completion of the annual audit of the Company’s consolidated financial statements.

Procedure 4. The Chief Financial Officer will provide a quarterly report of external auditor services, by category, to the Audit Committee.

Procedure 5. This policy will be updated as requirements are further defined. The Audit Committee shall review this policy periodically, to assure its continued suitability to the needs of the Company.

Procedure 6. The external auditor appointed by the Audit Committee to audit and render its opinion of the Company’s annual consolidated financial statements is explicitly prohibited under current SEC regulations and the Sarbanes-Oxley Act from providing the following services:

•	Bookkeeping or other services related to the accounting records or financial statements.

•	Financial information systems design or implementation.

•	Appraisal or valuation services, fairness opinions, or contribution-in-kind reports.

•	Actuarial services.

•	Internal audit outsourcing.

•	Management functions or human resources.

•	Broker or dealer, investment adviser, or investment banking.

•	Legal services and expert services unrelated to the audit.

•	Any other service that the PCAOB determines, by regulation, is impermissible.

Prior to the engagement of any external auditor covered by this policy, such external auditor shall confirm that the services it proposes to provide are not prohibited by such law or regulations.

RATIFICATION OF SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proxy Proposal 2)

The Board of Directors Recommends a Vote “For” this Proposal.

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2009. Although not required by the Certificate of Incorporation or By-laws of the Company, the Company has determined to ask the stockholders to ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the year 2009 for the Company.

A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting and will have the opportunity to make a statement, if desired, and to be available to respond to appropriate questions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

There was one late filing for one transaction for Mr. Milzcik.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Stockholders wishing to submit proposals for inclusion in the Company’s proxy statement and form of proxy for the 2010 Annual Meeting of Stockholders must submit proposals to the Company at its address given above by December 9, 2009. Stockholders wishing to present proposals for a formal vote (other than proposals included in the Company’s proxy statement), or to nominate candidates for election as directors at a meeting of the Company’s stockholders, must do so in accordance with the Company’s By-laws. In order to be presented at the 2010 Annual Meeting, the By-laws provide that such stockholder proposals or nominations may be made only by a stockholder of record as of the date such notice is given and as of the date for determination of stockholders entitled to vote at such meeting, who shall have given notice of the proposed business or nomination which is received by us between January 7, 2010 and February 6, 2010. The notice must contain, among other things, the name and address of the stockholder, a brief description of the business desired to be brought before the Annual Meeting, the reasons for conducting the business at the Annual Meeting, and the stockholder’s ownership of the Company’s capital stock. In the case of nominations, the notice must contain the background and stock ownership information with respect to each nominee. Stockholders may obtain a copy of the relevant provisions of the By-laws by writing to the Secretary of the Company at:

Ms. Signe S. Gates

Senior Vice President, General Counsel and Secretary

Barnes Group Inc.

123 Main Street

Bristol, CT 06010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 7, 2009

A copy of this proxy statement and our 2008 Annual Report to stockholders can be found on the Investor Relations page of our Internet website under the heading “Annual Stockholder Meeting.”

Directions to the stockholder meeting can be found in the same location on our Internet website.

Our Internet website address is www.BGInc.com.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers, broker-dealers and other similar organizations acting as nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and the Annual Report may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement or Annual Report for other stockholders in your household, either now or in the future, please contact your bank, broker, broker-dealer or other similar organization serving as your nominee. Upon written or oral request to the Secretary, Barnes Group Inc., 123 Main Street, Bristol, Connecticut 06010, or via telephone to the Investor Relations department at (800) 877-8803, we will provide separate copies of the Annual Report and/or this proxy statement.

GENERAL

The cost of solicitation of proxies will be borne by the Company. Such solicitation will be made by mail and may also be made by the Company’s officers and employees personally or by telephone, facsimile, Internet or telegram without additional compensation. The Company may also reimburse brokers, dealers, banks, voting trustees or their nominees for their reasonable expenses in sending proxies, proxy material and annual reports to beneficial owners. The Company has retained The Altman Group, Inc., 1200 Wall Street, 3rd Floor, Lyndhurst, New Jersey 07071 to aid in the solicitation of proxies. The Altman Group will solicit proxies by personal interview, telephone, facsimile and mail, and may request brokerage houses and other nominees and fiduciaries or custodians to forward soliciting materials to beneficial owners of the Company’s stock. For these services, the Company will pay a fee of approximately $8,500 plus out-of-pocket expenses.

The Company had outstanding 52,329,674 shares of Common Stock as of March 10, 2009, each of which is entitled to one vote. Only holders of record at the close of business on March 10, 2009 will be entitled to vote.

Under applicable Delaware law, abstentions and broker non-votes are treated as present at the meeting for purposes of determining a quorum. Abstentions and broker non-votes will not have an effect on the outcome of the vote for directors.

We will provide without charge upon written request from a stockholder, a copy of the Company’s Annual Report on Form 10-K, including financial statements and the financial statement schedules for the year ended December 31, 2008. Any such request should be sent to: Secretary, Barnes Group Inc., 123 Main Street, Bristol, Connecticut 06010.

We have posted on our Internet website and will make available in print to any stockholder who makes a request, our Corporate Governance Guidelines, our Code of Business Ethics and Conduct and the charters of the Audit Committee, Compensation and Management Development Committee and Corporate Governance Committee. Our Internet website address is www.BGInc.com.

If a nominee for director should become unavailable for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe the persons nominated will be unable to serve if elected. The Board of Directors does not know of any matters to be presented for consideration at the meeting other than the matters described in Proposals 1 and 2 of the Notice of Annual Meeting. However, if other matters are presented, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their judgment. All shares represented by the accompanying proxy, if the proxy is given prior to the meeting, will be voted in the manner specified therein.

By order of the Board of Directors.

Signe S. Gates

Secretary

April 8, 2009

Barnes Group Inc.

123 Main Street

Bristol, Connecticut 06010 U.S.A.

2009 BARNES GROUP INC. PROXY

							Please mark your votes as indicated in this example	☒
The Board of Directors unanimously recommends a vote FOR the following nominees:

	FOR the nominees listed to the left (except as	WITHHOLD AUTHORITY to vote for the				FOR	AGAINST	ABSTAIN
1. ELECTION OF DIRECTORS FOR A THREE-YEAR TERM	marked to the contrary)	nominees listed to the left	*EXCEPTIONS	2.	RATIFY SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	☐	☐	☐
Nominees 01 Thomas J. Albani 02 Thomas O. Barnes 03 Gary G. Benanav 04 Mylle H. Mangum	☐	☐	☐
					I plan to attend the meeting.		☐
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)					Proxy materials are available online on the Investor Relations page at www.BGInc.com

*Exceptions
This proxy is solicited by the Board of Directors. The Board of Directors recommends a vote “FOR” each proposal. This proxy will be voted in the manner specified herein by the undersigned stockholder(s). Unless otherwise directed, this proxy shall be voted for proposals 1 and 2.					Directions to the meeting can be found on the Investor Relations page under Annual Stockholder Meeting at www.BGInc.com

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲  FOLD AND DETACH HERE  ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

INTERNET http://www.proxyvoting.com/b Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

43487-bl

2009 BARNES GROUP INC.

ANNUAL MEETING OF STOCKHOLDERS

MAY 7, 2009 - 11:00 a.m.

HARTFORD MARRIOTT DOWNTOWN HOTEL

HARTFORD, CT 06103

The undersigned stockholder(s) of Barnes Group Inc. hereby appoints Signe S. Gates and Monique B. Marchetti, each with the power to appoint her substitute, as the undersigned’s proxies and attorneys-in-fact, to vote all the shares of common stock covered by this proxy at the Annual Meeting of Stockholders on May 7, 2009, or at any adjournment thereof, upon the matters set forth in the Notice of such meeting with all the powers the undersigned would possess if personally present. Either person is individually authorized to vote as specified on proposals 1 and 2 and otherwise in her discretion.

This card also provides confidential voting instructions to the Trustee for shares held in the Barnes Group Inc. Retirement Savings Plan. If you are a participant and have shares of Barnes Group Inc. common stock allocated to your account under this plan, please read the following as to the voting of such shares. If you do not provide voting instructions to the Trustee by May 4, 2009, the shares allocated to your account will not be voted.

Trustee’s Authorization: The undersigned authorizes Fidelity Management Trust Company, as Trustee of the Barnes Group Inc. Retirement Savings Plan, to vote all shares of the common stock of the Company allocated to the undersigned’s account under such plan at the Annual Meeting of Stockholders or at any adjournment thereof, in accordance with the instructions on the reverse side.

THIS PROXY/VOTING INSTRUCTION CARD IS CONTINUED ON THE REVERSE SIDE.

PLEASE SIGN ON THE REVERSE SIDE.

BNY MELLON SHAREOWNER SERVICES
Address Change/Comments	P.O. BOX 3550
(Mark the corresponding box on the reverse side)	SOUTH HACKENSACK, NJ 07606-9250

▲  FOLD AND DETACH HERE  ▲

YOUR VOTE IS IMPORTANT!

For your convenience, you can vote your shares in one of the three following ways:

1.	Vote By Internet: http://www.proxyvoting.com/b: Use the Internet to vote your proxy and help to reduce the Company’s costs. Have your proxy card in hand when you access the web site.

OR

2.	Vote By Telephone: If you are a resident of the U.S.A. or Canada and have a touch-tone telephone, you can call the proxy tabulator, BNY Mellon Shareowner Services, at the toll-free telephone number: 1-866-540-5760 and follow the instructions found on the reverse side of this card on how to vote your shares. There will be no charge to you for the call. If you are not a resident of the U.S.A. or Canada or do not have a touch tone telephone, please vote by Internet or by mailing your proxy. Please note that voting by telephone, rather than by mail, will help to reduce the Company’s costs.

OR

3.	Vote By Mail: Mark, sign and date your proxy and return it promptly in the enclosed envelope. Please sign exactly as the name(s) appears on the reverse side. If the shares are registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys-in-fact, general partners and other persons acting in a representative capacity should add their complete titles. When a corporation gives the proxy, an authorized officer should sign.

THANK YOU FOR VOTING

43487-bl